Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

INTEL CORPORATION,

CRAY INC.,

AND

CRAY CANADA CORPORATION,

Dated as of April 24, 2012

-i-

(continued)

-ii-

(continued)

-iii-

TABLE OF ANNEXES

Annex A	Definitions

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(continued)

TABLE OF EXHIBITS

Exhibit A	List of Key Employees

Exhibit B	Retention Bonus Pool

Exhibit C	CNDA

Exhibit D	Form of Transition Services Agreement

Exhibit E	Form of Intellectual Property Agreement

Exhibit F	Form of License Agreement for Seller Licensed Intellectual Property

Exhibit G	Form of Software Escrow Agreement

Exhibit H	Form of Market Development Fund Agreement

Exhibit I	Form of Bill of Sale

Exhibit J	Form of Patent Assignment Agreement

Exhibit K	Form of Trademark Assignment Agreement

Exhibit L	Form of Collaboration Agreement

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(continued)

TABLE OF SCHEDULES

Schedule 1.1(a)	Personal Property

Schedule 1.1(b)	Assigned Patents and Assigned Trademarks

Schedule 1.1(c)	Books, Files, Papers

Schedule 5.9(b)	Delayed-Delivery Assets

Schedule 5.10	Security Clearances

Schedule A-1	Knowledge of Seller

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of April 24, 2012 (this “Agreement”), is entered into by and among Intel Corporation, a Delaware corporation (“Purchaser”), Cray Inc., a Washington corporation (“Seller”) and Cray Canada Corporation, an amalgamated corporation formed under the laws of the Province of British Columbia (“Canada Sub” and, together with Seller, the “Seller Parties”, and each of them, a “Seller Party”). Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in Annex A to this Agreement.

RECITALS

A. Seller is engaged in, among other businesses and programs, a program for the research and development of Seller Interconnect Technology (the “Interconnect Program”).

B. Purchaser and/or one or more of its designees desire to purchase from the Seller Parties, and the Seller Parties desire to sell and assign to Purchaser and its designees, all of the Purchased Assets, on the terms and subject to the conditions set forth herein.

C. As a condition and material inducement to the willingness of Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the employees of Seller listed on Exhibit A (the “Key Employees”) are executing and entering into certain employment arrangements with Purchaser or its designee (the “Employment Agreements”) and non-competition agreements with Purchaser and/or its designee (the “Non-Competition Agreements”), in each case, to become effective upon the Closing.

D. As a condition and material inducement to the willingness of Purchaser to enter into this Agreement, at the Closing, the Seller Parties and Purchaser will execute and enter into the other Transaction Documents to which the Seller Parties and Purchaser are parties, including a license from Seller to Purchaser under intellectual property rights related to the Interconnect Program not included within the Purchased Assets and a license from Purchaser to Seller under intellectual property rights under the Purchased Assets.

E. In consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1 Purchased Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, other than the Personal Property set forth on Schedule 5.9(b), which will be transferred and assigned as contemplated by Section 5.9 (Transition Services), the Seller Parties shall sell, convey, transfer, assign and deliver to Purchaser or its designees, and Purchaser and such designees shall acquire from the Seller Parties, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the Seller Parties’ right, title and interest in and to all of the following properties, assets and rights of any kind, whether tangible or intangible, real or personal (collectively, the “Purchased Assets”):

(a) the Personal Property listed on Schedule 1.1(a), and any services or maintenance Contracts with the manufacturers of any such Personal Property and any Software, programs and Databases used to operate such Personal Property;

(b) all Assigned Patents, Assigned Technology, and Assigned Trademarks;

(c) all copies of all books, files, papers, documentation and records (whether in paper or electronic form) to the extent directly and primarily related to the Purchased Assets and to the extent owned by, in the possession of, and reasonably available to Seller Parties, including any tangible embodiments of the Seller Licensed Intellectual Property that are delivered by Seller to Purchaser pursuant to the License Agreement for Seller Licensed Intellectual Property, but in each case excluding any Excluded Seller Interconnect Technology and any tangible embodiments thereof, and subject to Seller retaining (i) copies or originals of any of the same to the extent they do not solely relate to the Purchased Assets, if and as Seller so chooses, (ii) copies or originals of any of the same to the extent they solely relate to the Purchased Assets and Seller is required by Applicable Law or authorized in the Intellectual Property Agreement to retain such copies or originals, (iii) copies or originals of any of the same identified on Schedule 1.1(c) or (iv) copies or originals of any of the same for which Purchaser otherwise provides prior written consent for such retention; and

(d) the right to enforce all Intellectual Property Rights included in the Purchased Assets and the right to sue (and seek and retain damages) for infringement, misappropriation or other violation (including past infringement, misappropriation or other violation) of such Intellectual Property Rights.

Section 1.2 Excluded Assets. The Purchased Assets shall not include, and the Seller Parties shall retain, all of the properties, assets and rights of any kind, whether tangible or intangible, real or personal, of the Seller Parties other than the Purchased Assets (collectively, the “Excluded Assets”).

Section 1.3 No Assumed Liabilities. Purchaser shall not assume or be deemed to have assumed any Liabilities of Seller or its Subsidiaries (or any predecessor owner of all or part of Seller’s or its Subsidiaries’ business or assets), including those Liabilities that would become Liabilities of Purchaser as a matter of Applicable Law in connection with this Agreement, the other Transaction Documents and the Transactions.

Section 1.4 Excluded Liabilities. “Excluded Liabilities” means any and all Liabilities of Seller and its Subsidiaries, including the Seller Employee Liabilities. The Seller Parties shall, and shall cause any successor to, retain and be responsible for the Excluded Liabilities.

Section 1.5 Consideration.

(a) As consideration for the sale of the Purchased Assets and execution of the Transaction Documents, Purchaser shall pay to Seller, in the manner described herein, an amount (the “Purchase Price”) equal to $140,000,000.

(b) At the Closing, Purchaser shall pay Seller the Purchase Price by wire transfer of immediately available funds to an account to be specified in a written notice delivered by Seller to Purchaser at least five (5) Business Days prior to the Closing.

Section 1.6 Retention Bonus Pool. Upon the Closing, Purchaser shall establish (without requirement to segregate funds therefor) an employee retention bonus pool for the Transferred Employees, with the general terms and conditions set forth on Exhibit B (the “Retention Bonus Pool”).

Section 1.7 Allocation of Purchase Price.

(a) Allocation. The parties hereto intend that the purchase of the Purchased Assets shall be treated as a taxable transaction for all applicable Tax purposes, including for U.S. federal income tax and state income tax purposes. Within ninety (90) days following the Closing, Purchaser and Seller and their respective Affiliates shall agree upon the final allocation of consideration payable pursuant to this Agreement among the Purchased Assets, which allocation shall be in accordance with Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation”). If Purchaser and Seller are not able to agree on the Allocation within ninety (90) days following the Closing, then the Allocation shall be determined by a nationally recognized accounting firm mutually acceptable to Purchaser and Seller. The Allocation shall be conclusive and binding upon Purchaser and Seller for all purposes, and the parties agree that all Tax Returns (including Internal Revenue Service (“IRS”) Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise take a position on a Tax Return that is inconsistent with) the Allocation unless required by the IRS or any other applicable Taxing Authority.

(b) Withholding. Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state or local or non-U.S. Tax Law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld and timely paid over to the proper Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 1.8 Non-Transferable Assets.

(a) Notwithstanding the foregoing, if any Purchased Asset is not assignable or transferable (each, a “Non-Transferable Asset”) without a Consent, and any such Consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Transferable Asset, and Purchaser or its designee(s) shall not assume the Seller Parties’ rights or obligations under such Non-Transferable Asset (and such Non-Transferable Asset shall not be included in the Purchased Assets), and instead the Seller Parties shall use commercially reasonable efforts to obtain any such Consent as soon as reasonably practicable after the Closing Date and, if such consent is successfully obtained, the Seller Parties shall transfer and assign to Purchaser such Non-Transferable Asset for no additional consideration. Following any such assignment or transfer, all such Non-Transferable Assets shall be deemed Purchased Assets for purposes of this Agreement.

(b) After the Closing, the Seller Parties shall, at Purchaser’s expense, use commercially reasonable efforts (including making any necessary payments to third parties or otherwise incurring expenses or costs) to provide Purchaser or its designee(s) with all of the rights and benefits of any Non-Transferable Assets after the Closing as if the appropriate Consent had been obtained.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the corresponding sections or subsections of the disclosure schedule attached hereto (each section of which (i) shall be deemed to qualify any other section or subsection of this Article to which the matter relates, so long as the applicability of such matter to such section is readily apparent on its face and (ii) shall be deemed for all purposes to be part of the representations and warranties made hereunder) (the “Seller Disclosure Schedule”), the Seller Parties hereby, upon the execution of this Agreement and at Closing, represent and warrant to Purchaser as follows:

Section 2.1 Organization. Seller is a corporation duly organized and validly existing under the Laws of the State of Washington. Canada Sub is duly organized, validly existing and in good standing under the Laws of the Province of British Columbia, Canada.

Section 2.2 Authority. Each of Seller and Canada Sub has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Seller or Canada Sub is or, at the Closing, will become a party and to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which Seller or Canada Sub is or, at the Closing, will become a party, and the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of Seller or Canada Sub, as applicable. No other corporate proceedings on the part of Seller or Canada Sub are necessary to authorize this Agreement and each other Transaction Document, or to consummate the Transactions. This Agreement and each other Transaction Document to which Seller or Canada Sub is or, at the Closing, will become a party have been or, at the Closing, will be, as the case may be, duly and validly executed and delivered by Seller or Canada Sub and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute or, with respect to any Transaction Document to be executed at the Closing, will constitute the valid, legal and binding obligations of Seller or Canada Sub, as applicable, enforceable against Seller or Canada Sub, as applicable, in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 2.3 No Conflict; Required Consents and Approvals.

(a) The execution, delivery and performance by Seller or Canada Sub of this Agreement and each of the Transaction Documents to which Seller or Canada Sub is or will be a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of Seller or Canada Sub; (ii) conflict with or violate any Applicable Law; (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a breach of default) under, require any consent of or notice to any Person pursuant to, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets pursuant to, any Contract or Permit of Seller or Canada Sub, except, in each case, as would not be material to the ownership or operation of the Purchased Assets, and except, in the case of the foregoing clauses (i), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on Seller’s or Canada Sub’s ability to consummate the Transactions.

(b) The execution, delivery and performance by Seller and Canada Sub of this Agreement and each of the Transaction Documents to which Seller or Canada Sub is or will be a party, and the consummation of the Transactions by Seller and Canada Sub do not, and the performance of this Agreement by Seller and Canada Sub will not, require any consent, approval, authorization, clearance, or permit of, or filing or registration with, or notification to, any Governmental Entity for such performance, except for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and under any other applicable antitrust, competition, trade regulation or merger control Law (together with the HSR Act, the “Antitrust Laws”).

Section 2.4 Compliance with Applicable Law; Permits.

(a) Solely with respect to the Interconnect Program, (i) Seller and the Related Subsidiaries are, and have been, in compliance with all Applicable Laws in all material respects, (ii) neither Seller nor any Related Subsidiary has received any written notice, Order, complaint or other communication that either Seller or any Related Subsidiary have any material Liability under any Applicable Law which has not been fully discharged or extinguished, or that either Seller or any Related Subsidiary are not, or have not been, in material compliance with any Applicable Law and, to the Knowledge of Seller, there is no reasonable basis therefor, and (iii) neither Seller nor any Related Subsidiary has received any written notice of, and, to the Knowledge of Seller, there has not occurred, is not pending and is not threatened, any investigation or review by any Governmental Entity with respect to either Seller or any Related Subsidiary regarding a violation of any Applicable Law by either Seller or any Related Subsidiary, which has subjected, or is reasonably likely to subject, either Seller or any Related Subsidiary to any material Liability and, to the Knowledge of Seller, there is no reasonable basis therefor.

(b) Seller and each of the Related Subsidiaries are in possession of, and in compliance with all material Permits necessary or appropriate for Seller and the Related Subsidiaries to lawfully own, lease and operate the Purchased Assets (the “Seller Permits”) . Neither Seller nor any Related Subsidiary has received any written notice of, and to the Knowledge of Seller, there has not occurred, is not pending and is not threatened, any suspension, cancellation, modification, revocation or nonrenewal of any Seller Permit which has subjected, or is reasonably likely to subject, either Seller or any Related Subsidiary to any material Liability and, to the Knowledge of Seller, there is no reasonable basis therefor.

Section 2.5 Absence of Changes. Since January 1, 2012, except for the transactions contemplated by this Agreement, there has not been any event, condition, circumstance, development, change or effect, that, individually or in the aggregate, is, or would reasonably be expected to be materially adverse to the ownership or operation of the Purchased Assets or Seller Licensed Intellectual Property.

Section 2.6 Title.

(a) The Seller Parties have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, are the exclusive legal owners of, and, subject to obtaining the consents set forth on Section 2.6(a) of the Seller Disclosure Schedule, have the unrestricted power and right to sell, assign and deliver the Purchased Assets. No Subsidiary of Seller other than Canada Sub has any right, title or interest in or to any of the Purchased Assets or the Seller Licensed Intellectual Property.

(b) No licenses or Consents from any other Person are or will be necessary for Purchaser to use any of the Purchased Assets or Seller Licensed Intellectual Property in substantially the manner in which the Seller Parties have used such Purchased Assets and Seller Licensed Intellectual Property prior to the Closing, except for such licenses and Consents that if not obtained would not, individually or in the aggregate, reasonably be expected to be material to the ownership or operation of the Purchased Assets or Seller Licensed Intellectual Property.

(c) The Purchased Assets are free and clear of all Encumbrances of any kind or nature, except (i) Encumbrances disclosed in Section 2.6(c)(i) of the Seller Disclosure Schedule which will be removed and released at or prior to the Closing, and (ii) Permitted Encumbrances. Upon the Closing, Purchaser will acquire good and valid title to or a valid leasehold interest in (as the case may be) the Purchased Assets.

(d) Except for compliance with Applicable Law, upon the Closing, no restrictions will exist on Purchaser’s right to sell, resell or license any of the Purchased Assets, nor will any such restrictions be imposed on Purchaser as a consequence of the Transactions, except, in each case, for such restrictions that would not, individually or in the aggregate, reasonably be expected to be material to ownership or operation of the Purchased Assets or Seller Licensed Intellectual Property.

Section 2.7 Litigation. Neither Seller nor any of its Subsidiaries has received any written notice of, and there is not pending and, to the Knowledge of Seller, is not threatened, any Action against Seller’s or any Related Subsidiary’s interest in or use of any of the Purchased Assets or the Seller Licensed Intellectual Property, or any Employee of Seller or any of its Subsidiaries in regards to their actions as such solely with respect to the Interconnect Program, and, to the Knowledge of Seller, there is no reasonable basis for any such Action. No Action is pending or, to the Knowledge of Seller, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. Neither Seller nor any of its Subsidiaries has received any written notice of, and to the Knowledge of Seller, there does not exist, any outstanding Order, writ, judgment, injunction, decree, determination or award of, or pending or threatened investigation by, any Governmental Entity against either Seller or Canada Sub relating to Seller’s or any Related Subsidiary’s interest in or use of any of the Purchased Assets, the Seller Licensed Intellectual Property, or any of the directors or officers of Seller or any of its Subsidiaries in regards to their actions as such solely with respect to the Interconnect Program, or the Transactions. There is no Action related to the Purchased Assets or the Seller Licensed Intellectual Property initiated by Seller or any Related Subsidiary pending, or which Seller or any Related Subsidiary has commenced preparations to initiate, against any other Person.

Section 2.8 Employee Benefits.

(a) List of Employee Plans. Section 2.8(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of all Employee Plans. For purposes of this Agreement, “Employee Plan” means:

(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other contracts or agreements with or covering (including eligibility to participate) any Identified Employee to which Seller or any of its ERISA Affiliates is a party, with respect to which Seller or any of its ERISA Affiliates has or could have any obligation or Liability in respect of any Identified Employee (or the dependent or beneficiary thereof) or which are maintained, contributed to or sponsored by Seller or any of its ERISA Affiliates for the benefit of any Identified Employee (or the dependent or beneficiary thereof);

(ii) each employee benefit plan for which Seller could incur Liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;

(iii) any plan in respect of which Seller could incur Liability under Section 4212(c) of ERISA; and

(iv) any Contracts between Seller and any Identified Employee, including any Contracts relating in any way to a sale of Seller, the Interconnect Program or the Purchased Assets.

(b) Employee Plans Made Available. Seller has made available to Purchaser a complete and correct copy of each such Employee Plan (or, in the case of Employee Plans that are subject to ERISA and made available to employees of the Seller and its Subsidiaries generally, summaries of the benefits provided under such plan) and, with respect to each such Employee Plan, has made available to Purchaser, to the extent applicable, a complete and correct copy of (i) the most recently received IRS determination letter; (ii) the most recently prepared actuarial report and financial statement; and (iii) all communications material to any Identified Employee. Neither Seller nor any of its ERISA Affiliates has any commitment (A) to create, incur material Liability with respect to, or cause to exist any new employee benefit plan, program or arrangement that would be considered, an Employee Plan or (B) to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by Applicable Laws. Each Employee Plan is in writing and maintained only in the U.S. and is subject only to the Laws of the U.S. or a political subdivision thereof.

(c) Multiemployer, Title IV and Other Funded Plans. Neither Seller nor any ERISA Affiliate maintains, sponsors or contributes to, or has ever maintained, sponsored or contributed to, a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA, a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which Seller or any of its ERISA Affiliates could incur Liability under Section 4063 or 4064 of ERISA, a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), a plan that is subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code, with respect to which Purchaser could have any Liability.

(d) Retiree Welfare and Change of Control Plans. No Employee Plan provides for or promises, or has ever provided for or promised, retiree medical, disability or life insurance benefits to any Person, including any Identified Employee or any dependent or beneficiary thereof, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable Law. Neither the execution of this Agreement and the other Transaction Documents nor the consummation of the Transactions (either together with or upon the occurrence of any additional or subsequent events) will constitute an event under any Employee Plan or other Contract that will or may reasonably be expected to result in any payment (including severance or termination pay) or any acceleration, vesting, increase, funding (including the segregation of assets to fund) or provision of benefits thereunder, in each case, to any Identified Employee (or any dependent or beneficiary thereof), whether or not any such payment or benefit would be an “excess parachute payment” (within the meaning of Section 280G of the Code).

(e) Compliance with Law. Each Employee Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all Applicable Laws, including ERISA and the Code. Seller and each of its ERISA Affiliates have performed in all material respects all obligations required to be performed by it and Seller does not have any Knowledge of any default or violation in any material respect by any other party to any Employee Plan. There are no Actions or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened in writing or reasonably anticipated or expected to be asserted with respect to any Employee Plan or any related trust or other funding medium thereunder.

(f) Determination Letters. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code, and any related trust established in connection with such Employee Plan that is intended to be exempt under 501(a) of the Code, has received a favorable determination, advisory and/or opinion letter from the IRS, covering all of the provisions applicable to the Employee Plan for which determination, advisory and/or opinion letters are currently available, that the Employee Plan is so qualified and the related trust is so tax exempt. To the Knowledge of Seller, no fact or event has occurred since the date of such determination, advisory and/or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust.

Section 2.9 Labor and Employment Matters.

(a) List of Identified Employees. Section 2.9(a) of the Seller Disclosure Schedule lists each Identified Employee, including such Identified Employee’s name and, as of March 31, 2012, work location, title or position, length of continuous service, base salary or wage rate, status as exempt or non-exempt, and participation in commission, severance, incentive or bonus arrangements, accrued but unused vacation and other paid leave; provided that, to the extent applicable privacy or data protection Laws would prohibit the disclosure of certain personally identifiable information without the individual’s consent, Seller shall specify such legal prohibition and may omit such information from Section 2.9(a) of the Seller Disclosure Schedule. All of the Identified Employees are employed solely by Seller, and none of the Identified Employees has given written notice to Seller of his or her intention to go on leave of absence or terminate his or her employment or services to Seller. All of the Identified Employees are lawfully entitled to work or otherwise provide services for Seller, including with respect to the Purchased Assets and the Interconnect Program, without restriction or any visa, permit, export license or consent being required.

(b) At-Will Employment. All of the Identified Employees are employed on an at-will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all. Section 2.9(b) of the Seller Disclosure Schedule lists each (i) Contract between Seller or any of its Subsidiaries and any Identified Employee that is not terminable upon notice by Seller without cost or other Liability, and (ii) obligation arising under any Applicable Law to provide notice prior to termination and/or payment upon termination to any Identified Employee; in either case except for wages or other benefits earned prior to the time of termination.

(c) Classification. All Identified Employees are or were correctly classified under all Applicable Laws by Seller as “employees” and at the Closing Date, such individuals will qualify for such classification. All Identified Employees are or were correctly classified under all Applicable Laws by Seller, as exempt or non-exempt, as the case may be.

(d) Compliance with Laws. With respect to the Identified Employees : (i) Seller and each of its Subsidiaries are and have at all times been in compliance in all material respects with all Applicable Laws regarding labor and employment, including those related to employment practices, terms and conditions of employment, wages and hours, including calculation and payment of overtime compensation, leaves of absence, collective bargaining, equal opportunity, occupational health and safety, workers’ compensation, immigration, data protection, notice of termination and redundancy and the payment of social security and other Taxes; and (ii) neither Seller nor any of its Subsidiaries has received any demand letters, civil rights charges, suits, drafts of suits, complaints or other written communications evidencing claims made by any Identified Employees or any other Person, whether before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers Compensation Appeals Board, or any comparable body outside the U.S., or any other Governmental Entity. There are no unresolved disputes, grievances or other Actions pending or, to the Knowledge of Seller, threatened between Seller or any of its Subsidiaries, on the one hand, and any Identified Employee, on the other hand and, to the Knowledge of Seller, there is no reasonable basis therefor. The Seller does not have any Liability under any Applicable Law related to employment or retention of any Identified Employee and attributable to an event occurring or a state of facts existing prior to the date of this Agreement.

(e) Unions. With respect to the Identified Employees : (i) neither Seller nor any of its Subsidiaries is or has at any time been a party to any collective bargaining agreement, shop agreement, works council agreement, or similar labor union or collective agreement and no such agreement is presently being negotiated; (ii) no labor strike, industrial dispute, trade dispute or other dispute, slow down or stoppage has ever occurred, is pending or, to the Knowledge of Seller, threatened or contemplated against Seller or any of its Subsidiaries; (iii) neither Seller nor any of its Subsidiaries is involved in any negotiation regarding a claim with any trade union or other body representing employees or former employees of Seller or any of its Subsidiaries; (iv) neither Seller nor any of its Subsidiaries is presently engaged and has never been engaged in any unfair labor practice (as defined under the National Labor Relations Act or any other Applicable Law) of any nature; (v) no Employee is or has ever been represented by any labor organization or otherwise covered by any collective bargaining agreement, shop agreement, works council agreement, or similar labor union or collective agreement in connection with their employment by or service to Seller or any of its Subsidiaries; and (vi) there are and have been no activities or proceedings of any labor union or any employee or group of employees of Seller or any of its Subsidiaries to organize any of the Employees. The Consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for Seller to enter into this Agreement or any other Transaction Document or to consummate any of the Transactions.

(f) WARN Act. The Seller and its Subsidiaries are in full compliance with the Worker Readjustment and Notification Act of 1988 (29 USC §2101), as amended, or any applicable state laws or other Applicable Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority (collectively, the “WARN Act”). No reduction in the notification period under the WARN Act is being relied upon by the Seller or its Subsidiaries. Neither Seller nor its Subsidiaries has taken any action that would constitute a plant closing or mass layoff within the meaning of, or otherwise trigger notice, compensation, or other obligations under the WARN Act. No restriction on restructuring exists with respect to the Identified Employees.

Section 2.10 Intellectual Property.

(a) Generally.

(i) Schedule 1.1(b) sets forth a complete and correct list of all Assigned Patents, in each case listing, as applicable, (1) the name of the applicant/registrant and current owner, (2) the jurisdiction where the application/registration is located, (3) the application or registration number, (4) the filing date and issuance/registration/grant date, and (5) the prosecution status.

(ii) Each current or former employee, officer, director, consultant and contractor of Seller or any Related Subsidiary who is or has been involved in the creation, development, writing, invention, conception or discovery of the Seller Intellectual Property has executed and delivered to Seller or the relevant Related Subsidiary enforceable proprietary information, confidentiality and assignment agreements that require each individual to maintain in confidence all confidential or proprietary information (as defined in such agreements) acquired by them in the course of their employment or service and assign to Seller or such Related Subsidiary all Intellectual Property Rights created, developed, written, invented, conceived or discovered by such employees, officers, consultants or contractors, as applicable, in the scope of such employment or service. There has been no disclosure by Seller or any Related Subsidiary or any of its or their employees, officers, directors, consultants, or contractors of any Trade Secrets included in the Seller Interconnect Technology that would compromise the confidentiality of such Trade Secrets or their status or protectibility under Applicable Law. In each case in which Seller or any Related Subsidiary has acquired ownership (or claimed or purported to acquire ownership) of any Seller Intellectual Property from any Person, including any employee, officer, director, consultant and contractor of Seller or any Related Subsidiary, Seller or the applicable Related

Subsidiary has obtained a valid and enforceable assignment sufficient to transfer ownership of and all rights (other than those not assignable under Law) with respect to such Seller Intellectual Property to Seller or such Related Subsidiary irrevocably. All assignments of Seller Intellectual Property to Seller or any Related Subsidiary that are or may be required to be filed or recorded in order to cause such assignment to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and any applicable Governmental Entity elsewhere; provided however that neither Seller nor Related Subsidiary has registered Copyrights with the U.S. Copyright Office or any other Governmental Entity, nor filed or recorded any assignments of such unregistered Copyrights.

(iii) Neither Seller nor any of the Related Subsidiaries do owe any compensation or remuneration to a current or former employee, officer, director, consultant or contractor in relation to any Seller Intellectual Property (other than amounts owed as part of salaries for any such employees, officers or directors), including with respect to any Patent in the Seller Intellectual Property that is based on an invention of, or Copyright in the Seller Intellectual Property that is based on a work of, any current or former employee, officer, director, consultant or contractor of Seller or any Related Subsidiary. There is no Patent, Copyright, or other Intellectual Property Rights included in the Seller Intellectual Property that is owned, exclusively licensed, or otherwise held by a current or former employee, officer, director, consultant or contractor of Seller or any Related Subsidiary.

(iv) All of the Assigned Patents are valid, subsisting, and enforceable (other than pending applications thereof), and have not been abandoned or passed into the public domain. Seller or one of the Related Subsidiaries, as applicable, is the sole and exclusive owner of all right, title and interest in and to all Intellectual Property Rights in and to the Seller Assigned Intellectual Property. To the Knowledge of Seller, there are no facts, circumstances, or information that would or reasonably could be expected to render any of the Intellectual Property Rights in and to the Seller Assigned Intellectual Property invalid or unenforceable. There are no facts, circumstances or information (except for any facts, circumstances or information that are particular to Purchaser, as to which Seller makes no representation) that would or reasonably could be expected to adversely affect, limit, restrict, impair, or impede the ability of Purchaser to use, practice and otherwise exploit the Intellectual Property Rights embodied in the Seller Intellectual Property upon the Closing in the same manner as currently used, practiced and otherwise exploited by Seller and the Related Subsidiaries. Neither Seller nor any of the Related Subsidiaries has received any written notice or claim (a) challenging Seller’s or any of the Related Subsidiary’s sole and exclusive ownership of any Seller Intellectual Property, or (b) suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto or suggesting that any such Seller Intellectual Property is invalid or unenforceable or otherwise challenging or threatening such Seller Intellectual Property in any way.

(b) Patents. None of the Assigned Patents has been or is now involved in any interference, reissue, reexamination or opposition proceeding in the U.S. Patent and Trademark Office or any corresponding office, department, organization, agency or other Governmental Entity elsewhere, and to the Knowledge of Seller, no such action has been threatened. None of the Assigned Patents is subject to any compulsory license.

(c) Copyrights. Neither Seller nor any of the Related Subsidiaries has taken any action or failed to take any action (including a failure to disclose required information to the U.S. Copyright Office, or any corresponding office, department, organization, agency or other Governmental Entity elsewhere where applicable), or used or enforced (or failed to use or enforce) any Copyrights included in the Seller Assigned Intellectual Property in a manner that would result in (or reasonably be expected to result in) the invalidity or unenforceability of any such Copyright, or that would result in (or reasonably be expected to result in) such Copyright passing into the public domain. Seller and the

Related Subsidiaries have taken all reasonable steps to protect their rights in and to their Copyrights included in the Seller Assigned Intellectual Property, provided however that neither Seller nor any Related Subsidiary has registered Copyrights with the U.S. Copyright Office or any other Governmental Entity.

(d) Trademarks. To the Knowledge of Seller, there has been no prior use by any third party of any Assigned Trademark that confers upon such third party rights that are superior or senior to the rights of Seller or any Related Subsidiary in such Assigned Trademark, or which could threaten the validity of such Assigned Trademark, in any territory; provided, however that neither Seller nor any Related Subsidiary has registered any of the Assigned Trademarks with the U.S. Patent and Trademark Office or any other Governmental Entity.

(e) Trade Secrets. Seller and the Related Subsidiaries have taken necessary and appropriate steps in accordance with generally-accepted industry standards and Applicable Law, in any event no less than reasonable steps, to protect their rights in, and to safeguard and maintain the secrecy and confidentiality of, the information and materials that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use included in the Seller Assigned Intellectual Property. Other than pursuant to a valid and enforceable confidentiality agreement with respect thereto, neither Seller nor any Related Subsidiary has authorized the disclosure of any Trade Secret included in the Seller Assigned Intellectual Property, nor has any such Trade Secret been disclosed.

(f) Intellectual Property Agreements.

(i) Section 2.10(f)(i) of the Seller Disclosure Schedule sets forth a complete and correct list of all Inbound License Agreements indicating for each the title, effective date, and parties thereto, other than licenses to Seller or any Related Subsidiary of off-the-shelf Software that is commercially available on reasonable terms to any Person for a license fee, royalty or other consideration of no more than $5,000 per copy or user.

(ii) Section 2.10(f)(ii) of the Seller Disclosure Schedule sets forth a complete and correct list of all Outbound License Agreements, indicating for each the title, effective date, and parties thereto, other than for (A) non-exclusive licenses for Seller Interconnect Technology granted to customers of Seller or any Related Subsidiary in the ordinary course of business and (B) stand-alone non-disclosure agreements that do no more than grant to third parties limited scope and use rights with respect to the Trade Secrets in the Seller Assigned Intellectual Property for the limited purposes set forth therein and which do not allocate rights materially different than in Seller’s standard form of non-disclosure agreement.

(iii) There is no outstanding dispute or disagreement threatened in writing, or, to the Knowledge of Seller, otherwise threatened, with respect to any Inbound License Agreements or Outbound License Agreements (together, the “Seller License Agreements”). Complete and correct copies of all Seller License Agreements have been made available to Purchaser. Neither Seller nor, to the Knowledge of Seller, any other party to any Seller License Agreement is in breach or default of such Seller License Agreement.

(iv) There is no Contract, judicial decree, arbitral award or other judgment or requirement made against Seller or any Related Subsidiary that obligates Seller or any Related Subsidiary or Purchaser or its Affiliates to grant licenses in the future with respect to any Seller Assigned Intellectual Property.

(v) Neither the execution, delivery and performance of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will violate or result in the breach, material modification, cancellation, termination or suspension of, or expansion or transfer of any Intellectual Property Rights under, any Seller License Agreement (or give rise to any right with respect to any of the foregoing).

(vi) Except as a result of any Contracts, duties or obligations that Purchaser or its Affiliates are subject to prior to the consummation of the transactions contemplated by this Agreement, neither the execution, delivery and performance of this Agreement nor the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor any Contract to which Seller or any Related Subsidiary is a party or otherwise bound, will cause or require (or purports to cause or require) Purchaser or any of its Affiliates to (i) grant to any other Person any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property or Intellectual Property Rights owned by Purchaser or Affiliates independent of the transactions contemplated by this Agreement, or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any other Person.

(vii) Seller or one of the Related Subsidiaries, as applicable, solely and exclusively owns all right, title and interest in and to (including the sole right to enforce) all items listed on Schedule 1.1(b) and all Seller Intellectual Property purported to be owned by Seller or any of the Related Subsidiaries, and none of the foregoing has been exclusively licensed to any Person. Seller or one of the Related Subsidiaries, as applicable, is listed in the records of the appropriate Governmental Entity as the sole owner of each of the Assigned Patents.

(g) Seller Mask Works. Section 2.10(g) of the Seller Disclosure Schedule sets forth a complete and accurate list of each Seller Mask Work.

(h) No Infringement by Seller. The Seller Intellectual Property, as currently used, imported, made distributed or sold by Seller or any Related Subsidiary (i) does not infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate any Intellectual Property Rights of any third party, and (ii) does not constitute unfair competition or trade practices under the Laws of any relevant jurisdiction; provided, however, that with respect to Seller Licensed Intellectual Property only, the foregoing representation is given to the Seller Parties’ Knowledge as to third party patent rights. No Action has been initiated or is pending, and no written notice of any Action has been received by Seller or any Related Subsidiary, alleging that Seller or any Related Subsidiary, or any Seller Interconnect Technology or Seller Assigned Intellectual Property has infringed, misappropriated, diluted, used or disclosed without authorization, or otherwise violated the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the Laws of any relevant jurisdiction. Without limiting the foregoing, neither Seller nor any of its Subsidiaries has received any correspondence asking or inviting Seller or any of its Subsidiaries to enter into a Patent or other Intellectual Property Right license or similar agreement, to pay for or obtain a release for Patent or other Intellectual Property Right infringement, or otherwise to enter into other arrangements with respect to the Patents or other Intellectual Property Rights of any other Person relating to the Seller Intellectual Property.

(i) No Orders. No Seller Intellectual Property is subject to any outstanding Order, judgment, injunction, decree, or stipulation against Seller or any Related Subsidiary restricting the use, practice, sale, transfer, licensing or exploitation thereof by Seller or any Related Subsidiary.

(j) No Infringement by Third Parties. During the past three (3) years, neither Seller nor any Related Subsidiary has instituted, asserted or threatened any Action against any third party with respect to infringement, misappropriation, dilution, use or disclosure without authorization, or other violation of any Seller Assigned Intellectual Property, nor has Seller or any Related Subsidiary issued any written communication inviting any third party to take a license, authorization, covenant not to sue or the like with respect to any Seller Assigned Intellectual Property (other than in connection with licenses granted by Seller or any Related Subsidiary in the ordinary course of business consistent with past practice and not related to any infringement or other violation by the licensee or potential licensee).

(k) Software. Section 2.10(k) of the Seller Disclosure Schedule lists all of the Software included in the Seller Interconnect Technology.

(l) Open Source and Related Matters. Section 2.10(l) of the Seller Disclosure Schedule contains a complete and accurate list of all Open Source Technology that is incorporated into, integrated or bundled with, linked with or otherwise used in any Seller Interconnect Technology. None of the Seller Software is used with Open Source Technology in a manner that would require as a condition of use, modification, hosting, and/or distribution of such Seller Software that such Seller Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be redistributed, hosted or otherwise made available at no or minimal charge, or (D) be licensed, sold or otherwise made available on terms that (1) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of such Seller Software or (2) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Seller Software. Seller and the Related Subsidiaries have taken sufficient steps, including by implementing and enforcing appropriate policies in accordance with industry standards, to identify Open Source Technology used in the Seller Interconnect Technology by Seller or any Related Subsidiary.

(m) Status of Existing Products. The Aries Seller Interconnect is currently in the late stages of development (verification and testing). The Pisces Seller Interconnect is in the early stages of development (development of functional specifications). The Seller has no Knowledge of any technological issues that would prevent general availability of the Aries Seller Interconnect or the Pisces Seller Interconnect after further development. Section 2.10(m) of the Seller Disclosure Schedule identifies the material bugs and errors on Seller’s current working bug list for the Aries Seller Interconnect. Seller has employed commercially reasonable procedures and practices related to identifying and recording material bugs in the development of the Aries Seller Interconnect.

(n) Documentation. Seller and the Related Subsidiaries have taken reasonable actions to document the Seller Interconnect Technology and the operation thereof, such that the Intellectual Property and other materials comprising such technology, including the source code and documentation for any Software incorporated therein or used in connection therewith, have been written in a manner such that they may be understood, modified and maintained by the Transferred Employees and other reasonably competent programmers (or other applicable personnel) whose experience is reasonably commensurate with that of the Identified Employees.

(o) Standards-Setting Organizations, SIGs, Consortia. Section 2.10(o) of the Seller Disclosure Schedule contains a list of each standards setting organization, university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which Seller or any Related Subsidiary is currently participating, or in which Seller or any Related Subsidiary has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Entity (each, a “SIG”) relating to the Seller Interconnect Technology. Neither Seller nor any Related Subsidiary is bound by, or has agreed to be bound by, any Contract, bylaws, policy, or rule of any such listed SIG or working group or other division thereof other than those Contracts, bylaws, policies, and rule that all participants in such listed SIG are required to agree to.

(p) Contaminants. The Software included in the Seller Interconnect Technology is substantially free of any material defects, bugs and errors that cannot be resolved in the ordinary course of maintenance of such Software, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, trap doors, backdoors, Easter eggs, logic bombs, time bombs, cancelbots, viruses and other software or programming routines that permit or cause (or are suspected or known to permit or cause) unauthorized access to, or disruption, modification, recordation, misuse, transmission, impairment, disablement, or destruction of, Software, data, systems or other materials.

(q) Government Contracts.

(i) Section 2.10(q)(i) of the Seller Disclosure Schedule contains a list of each Contract providing for the development of Seller Intellectual Property, including Seller Software, at the full or partial expense of a Governmental Entity. No Governmental Entity has obtained, by contract or otherwise, rights in any Seller Intellectual Property, including Seller Software, that will affect (or would reasonably be expected to affect) the commercial value thereof.

(ii) Except as set forth in Section 2.10(q)(ii) of the Seller Disclosure Schedule, no government funding, facilities or resources of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Seller Intellectual Property, and no Governmental Entity, including any university, college, other educational institution or research center has any claim or right in or to the Seller Intellectual Property. To the Knowledge of Seller, no current or former employee, consultant or independent contractor of Seller or any Related Subsidiary who was involved in, or who contributed to, the creation or development of any material element of any Seller Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Seller or any Related Subsidiary.

(iii) Solely with respect to the Interconnect Program, all technical data, computer software and computer software documentation (as those terms are defined under the Federal Acquisition Regulation and its supplemental regulations) developed, delivered, or used under or in connection with the Government Contracts have been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms, if any, have been provided. All disclosures, elections, and notices required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under Government Contracts related to the Assigned Patents or Assigned Technology have been made and provided, except where failure to make such disclosures, elections and/or notices would not reasonably be expected to have an adverse impact on Seller Parties’ rights with respect to the Assigned Patents or Assigned Technology. Solely with respect to the Interconnect Program, no Governmental Entity has obtained by contract or otherwise, rights in the technical data, computer software and computer software documentation that will affect the commercial value thereof.

(iv) Solely with respect to Government Contracts related to the Interconnect Program, Seller and the Related Subsidiaries have established and maintained active and effective policies and procedures to ensure that subject inventions are promptly identified and disclosed to personnel responsible for patent matters.

Section 2.11 Taxes.

(a) Seller has filed all material Tax Returns related to the Purchased Assets that are required to be filed under Applicable Law in any jurisdiction in which Seller is or has been subject to Tax with respect to the Purchased Assets, and such Tax Returns are complete and correct in all material respects, were prepared in substantial compliance with Applicable Law, and in all material respects correctly reflect the Liability for Taxes and other information required to be reported thereon.

(b) Seller has paid all Taxes (whether or not shown or required to be shown on any Tax Return and any other tax filings) with respect to the Purchased Assets that have become due and payable.

(c) Seller has withheld and paid all material Taxes related to the Purchased Assets required to be withheld.

(d) There are no Encumbrances for Taxes upon any of the Purchased Assets other than Permitted Encumbrances.

(e) Neither Seller nor any of its Subsidiaries has made, is obligated to make, or will become obligated to make, as a result of any event or series of events connected directly or indirectly with any transaction contemplated herein or under the other Transaction Documents, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof) to any Transferred Employee. There is no written or unwritten agreement, plan, arrangement or other Contract, including any Employee Plan, by which Seller is bound to compensate, indemnify or otherwise make whole, any Transferred Employee (or dependent or beneficiary thereof) for additional or excise taxes paid or payable pursuant to Sections 409A, 457A or 4999 of the Code or any costs or Liabilities relating thereto.

(f) No claim has been made in writing by a Taxing Authority where Seller or any Related Subsidiary does not file a particular type of Tax Return related to the Purchased Assets or Seller Licensed Intellectual Property that Seller or such Related Subsidiary is required to file such Tax Return or may be subject to Tax with respect to such Tax Return.

Section 2.12 Certain Contracts. There is no Contract of the following kinds to which Seller or any Related Subsidiary is a party or, to the Knowledge of Seller, by which Seller or any Related Subsidiary or any of the Purchased Assets is otherwise bound:

(a) any Contract relating to any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets;

(b) any Contract with any labor union;

(c) any joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contract directly and primarily relating to the Interconnect Program; or

(d) any Contract (i) that purports to limit, curtail or restrict the ownership or operation of the Purchased Assets by Purchaser or any of its Subsidiaries from and after the Closing Date or (ii) relating in whole or in part to, or that includes (1) any sale, assignment, hypothecation, transfer, license, option, immunity, or other grant of rights under or with respect to, or covenant not to bring claims for infringement, misappropriation, or other violation of, any Seller Intellectual Property or (2) any use limitation with respect to any Seller Intellectual Property.

Section 2.13 Tangible Assets. All tangible Purchased Assets (other than Intellectual Property, which is the subject of Section 2.10 (Intellectual Property)) owned or leased by Seller or any Related Subsidiary have been maintained in accordance with generally accepted industry practice, and are in good operating condition and repair, ordinary wear and tear excepted.

Section 2.14 Compliance With Anti-Corruption and Ethics Laws.

(a) Neither Seller nor any Related Subsidiary has, directly or indirectly, taken any action with respect to the Interconnect Program that would cause Seller or such Related Subsidiary to be in violation of (i) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (ii) the UK Bribery Act 2010; or (iii) any other anti-corruption and/or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, Orders, decrees, injunctions, and writs of any governmental authority of any jurisdiction applicable to the Interconnect Program (whether by virtue of jurisdiction or organization or conduct of business) (collectively, the “Applicable Anti-Corruption Laws”).

(b) With respect to the Interconnect Program, Seller and the Related Subsidiaries have designed and established reasonable and adequate internal controls and procedures intended to ensure compliance with Applicable Anti-Corruption Laws.

(c) No debarment, suspension or exclusion proceeding has been initiated against any of the Identified Employees in connection with the performance of their duties for or on behalf of Seller or any Related Subsidiary. To the Knowledge of Seller, no circumstances exist that would warrant the institution of suspension or debarment proceedings against any of the Identified Employees in connection with the performance of their duties for or on behalf of Seller or any Related Subsidiary.

(d) To the Knowledge of Seller, no reasonable basis exists to give rise to a claim by a Governmental Entity against Seller or any Related Subsidiary or any of the Identified Employees for fraud (as such concept is defined under Applicable Law), or, without limiting the foregoing, for any violation of the False Claims Act, any Anti-Corruption Laws, the Truth in Negotiations Act or the Procurement Integrity Act, or any comparable foreign Law, in connection with any Government Contract related to the Assigned Patents or the Assigned Technology. With respect to each Government Contract related to the Assigned Patents or the Assigned Technology: (i) Seller and each of the Related Subsidiaries are in compliance with the FAR ethical rules and suspension/debarment regulations that went into effect on December 12, 2008 (the “FAR Ethics Rules”); (ii) Seller and each Related Subsidiary has undertaken the appropriate level of review or investigation to determine whether it is required to make any disclosures to any Governmental Entity under the FAR Ethics Rules; and (iii) to the Knowledge of Seller, there exist no facts or circumstances that, with the passage of time or the giving of notice or both, would constitute a violation of the FAR Ethics Rules.

Section 2.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Subsidiaries.

Section 2.16 Books and Records. All of the records, data, information, Databases, systems and controls maintained, operated or used by Seller or any Related Subsidiary included in the Purchased Assets (including all means of access) are under the exclusive ownership or direct control of Seller or Canada Sub.Section

Section 2.17 Export Control Laws. With respect to the Purchased Assets, Seller and each of the Related Subsidiaries has conducted its export transactions in accordance in all material respects with all Applicable Laws where it is located and where it conducts business. Without limiting the foregoing, with respect to the Purchased Assets: (a) Seller and each of the Related Subsidiaries has obtained all export licenses and other approvals required for its exports of products, Software and technologies from the U.S. and all other jurisdictions where such licenses or approvals are required by Applicable Law, including with respect to the release of technology and Software to foreign nationals in the U.S. and abroad, except for those licenses and approvals, for which the failure to obtain would not be reasonably expected to be material to the ownership or operation of the Purchased Assets; (b) Seller and each Related Subsidiary is in compliance in all material respects with the terms of such applicable export licenses or other approvals; (c) there are no pending claims or, to the Knowledge of Seller, claims threatened in writing, in each case, against Seller or any Related Subsidiary with respect to such export licenses or other approvals; (d) there are no actions, conditions or circumstances pertaining to Seller’s or any Related Subsidiary’s export transactions that would reasonably be expected to give rise to any future material Actions against Seller or any Related Subsidiary; (e) Seller and each Related Subsidiary has established internal controls and procedures intended to ensure compliance with all applicable export control Laws; and (f) Seller and each Related Subsidiary are in compliance in all material respects with (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1 199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120 130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable Applicable Laws outside the U.S.

Section 2.18 Representations Complete. None of the representations or warranties of the Seller Parties in this Agreement or any statement made in any Schedule or certificate furnished by Seller as of the Closing pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser hereby represents and warrants to the Seller Parties as follows:

Section 3.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2 Authority. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or, at the Closing, will become a party, to perform its obligations under this Agreement and each such other Transaction Document and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which Purchaser is or, at the Closing, will become a party and the consummation of the Transactions have been duly and validly authorized by all requisite action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and each other Transaction Document to which Purchaser is or, at the Closing, will become a party or to consummate the Transactions. This Agreement and each such other Transaction Document to which Purchaser is or, at the Closing, will become a party have been or, at the Closing, will be, as the case may be, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute or, with respect to any Transaction Document to be executed at the Closing, will constitute valid, legal and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 3.3 No Conflict; Required Consents and Approvals.

(a) The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is or will be a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws of Purchaser; (ii) conflict with or violate any Applicable Law; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a breach or default) under or require any consent of any Person pursuant to, any Contract or permit of Purchaser, except, in the case of the foregoing clauses (i), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the Transactions.

(b) The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is or will be a party and the consummation of the Transactions by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity for such performance, except for any filings required to be made under the HSR Act and other applicable Antitrust Laws.

(c) On or prior to the date of this Agreement, based on information provided by Seller and other diligence conducted to date, Purchaser has determined pursuant to the HSR Act and rules promulgated thereunder that the fair market value of all HSR Act non-exempt assets included in the Purchased Assets does not exceed Sixty-Eight Million Two Hundred Thousand Dollars ($68,200,000). This representation is made solely for the purpose of determining the applicability of the HSR Act to the transactions contemplated by this Agreement.

Section 3.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

Section 3.5 Canadian Residency. Purchaser (i) is not a Canadian resident and (ii) is not registered under Subdivision d of Division V of Part IX of the Excise Tax Act R.S.C., 1985, c. E-15, as currently in effect in Canada (the “Excise Tax Act”).

ARTICLE IV

COVENANTS PENDING CLOSING

Section 4.1 Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, the Seller Parties shall:

(a) except as required under this Agreement, use commercially reasonable efforts to preserve intact its relationships with the Identified Employees and use commercially reasonable efforts to retain the Identified Employees, in each case, consistent with Seller’s past practice;

(b) to the extent related to the Purchased Assets or the Identified Employees, pay or perform in all material respects its obligations when due in the ordinary course of business consistent with past practice;

(c) in the ordinary course of business consistent with past practice, maintain the Purchased Assets in good operating condition and repair, ordinary wear and tear excepted; and

(d) prosecute and maintain all registrations and applications to register the Assigned Patents and Seller Licensed Intellectual Property.

Section 4.2 Restrictions on Conduct of Business. Without limiting the generality or effect of the provisions of Section 4.1 (Conduct of Business), during the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, the Seller Parties shall not, directly or indirectly, do, propose to any third party to do (other than proposals to Purchaser for the purpose of seeking consent), cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser):

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent governing documents to the extent such amendment or change would prevent, materially delay or materially impede the consummation of the Transactions;

(b) transfer, lease, sell, pledge, license, dispose of or subject to any Encumbrance (other than any Permitted Encumbrance) any of the Purchased Assets, except for non-exclusive licenses of Seller Assigned Intellectual Property granted in the ordinary course of business consistent with past practice;

(c) transfer, lease, sell, pledge or license any Seller Licensed Intellectual Property, except for non-exclusive licenses of Seller Licensed Intellectual Property granted in the ordinary course of business consistent with past practice;

(d) enter into, amend, waive, or terminate any Contract of the following kinds, other than in the ordinary course of business consistent with past practice:

(i) any Contract that would reasonably be expected to have an adverse effect on the ownership or use of the Purchased Assets or Seller Licensed Intellectual Property by Purchaser after the Closing;

(ii) any Contract under which Seller or Canada Sub grant or provide or agree to grant or provide to any third Person any assignment, license, covenant, release, immunity or other right with respect to any Seller Assigned Intellectual Property (other than non-exclusive licenses of Seller Assigned Intellectual Property granted in the ordinary course of business consistent with past practice); and

(iii) any Contract under which Seller or Canada Sub agree to create or develop any Intellectual Property, products, or services directly and primarily related to the Purchased Assets with any third party that designs, develops, or manufactures or has manufactured microprocessors, microprocessor cores, netbooks, or personal computers;

(e) commence, negotiate, settle, pay, discharge or satisfy any material Action relating to the ownership or use of the Purchased Assets or the use of Seller Licensed Intellectual Property;

(f) enter into, establish or join any SIG that would reasonably be expected to have any effect on the Purchased Assets or Seller Licensed Intellectual Property;

(g) enter into, amend, waive or terminate any collective bargaining agreement or other arrangement with a union or similar representative of Identified Employees;

(h)(i) increase the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date hereof by an Employee Plan, to any Identified Employee, (ii) grant any discretionary severance, termination or retention payments or benefits to, or enter into or amend or terminate any employment, severance, retention, change in control, consulting or termination Contract with, any Identified Employee (other than payment for accrued vacation days), (iii) establish, adopt, enter into, amend, waive or terminate any bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund or policy for the benefit of any Identified Employee (or any beneficiary or dependent thereof), (iv) pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any severance, pension, indemnification, retirement allowance, or other benefit for the benefit of any Identified Employee (or any beneficiary or dependent thereof) (other than payment for accrued vacation days and payments or benefits required as of the date hereof by an Employee Plan), or (v) terminate the employment or service of any Identified Employee;

(i) announce, implement or effect any reduction in labor force, lay-off, redundancy, early retirement program, severance program or other program or effort concerning the termination of employment of any Identified Employee, including but not limited to, any action that would constitute “good reason” or “constructive dismissal” under any employment agreement of any Identified Employee;

(j) terminate, waive, release, fail to enforce or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement with any third party relating to the Transactions or any Acquisition Proposal; or

(k) announce an intention, enter into any formal or informal Contract or otherwise make a commitment, to take any of the actions described in clauses (a) through (j) in this Section, or any action which would reasonably be expected to make any of the Seller Parties’ representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in Section 6.1(a)(ii) (Conditions to Obligations of Purchaser) would not be satisfied) or prevent the Seller Parties from performing or cause the Seller Parties not to perform one or more covenants required hereunder to be performed by the Seller Parties (such that the condition set forth in Section 6.1(a)(i) (Conditions to Obligations of Purchaser) would not be satisfied).

Section 4.3 Reasonable Efforts.

(a) Each of the parties to this Agreement agrees to use commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including, subject to any applicable limitations set forth in this Section and other provisions of this Agreement, causing the satisfaction of the respective conditions set forth in Article VI (Conditions to Closing) and executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable for effecting the consummation of the Transactions. Without prejudice to the foregoing, as promptly as practicable after the date of this Agreement, to the extent required, each of the parties hereto (i) shall file any required notifications with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) in accordance with the HSR Act, and (ii) shall file any required antitrust notification in any other jurisdiction in accordance with any other applicable Antitrust Law, as determined by Purchaser in its reasonable judgment after consultation with Seller. Each of the parties hereto shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Entity any additional information reasonably requested by any of them pursuant to the HSR Act or any other Antitrust Laws in connection with such filings. Each party will notify the other promptly upon the receipt of any comments from any officials of any Governmental Entity in connection with any filings made pursuant to this subsection. To the extent permitted by Applicable Law, and subject to all applicable privileges (including the attorney-client privilege), each of the parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Antitrust Law. Each of the parties hereto shall cooperate reasonably with each other in connection with the making of all such filings or responses.

(b) Notwithstanding anything in this Agreement to the contrary (including the other provisions of this Section), (i) if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that: (1) Purchaser shall not have any obligation to litigate or contest any administrative or judicial action or any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body; (2) Purchaser shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture; and (3) the Seller Parties may not conduct or agree to conduct a Divestiture without the prior written consent of Purchaser and (ii) Purchaser and its Affiliates shall be under no obligation to refrain from making, or agreeing to make, any acquisitions of any assets, business or any Person, whether by merger, consolidation or by any other manner. “Divestiture” shall mean (x) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Purchaser or any of its Affiliates or the Purchased Assets or Seller Licensed Intellectual Property, (y) the imposition of any limitation or restriction on the ability of Purchaser or any of its Affiliates to freely conduct their businesses or own and operate the Purchased Assets or Seller Licensed Intellectual Property, or (z) any other action that would reasonably be expected to be material to the ownership or operation of the Purchased Assets or Seller Licensed Intellectual Property.

(c) Each of Purchaser and Seller shall pay half of any applicable filing fee under the HSR Act and any other filing made pursuant to any other applicable Antitrust Law

Section 4.4 Exclusivity.

(a) From and after the date hereof until the Closing or termination of this Agreement pursuant to Article IX (Termination), Seller will not, nor will it authorize or permit any of its Subsidiaries, or its or their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, intentionally encourage, intentionally facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer concerning the sale or other conveyance of the Purchased Assets or Seller Licensed Intellectual Property (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) (an “Acquisition Proposal”); (ii) hold or participate in any negotiations or discussions or enter into any agreements with any Person concerning, or that would reasonably be expected to lead to, an Acquisition Proposal; or (iii) deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Seller shall (x) immediately cease, and shall cause its Subsidiaries to immediately cease, and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal, (y) not amend, terminate, waive or fail to enforce any provisions of any confidentiality agreement with respect to any potential Acquisition Proposal and (z) promptly request, in accordance with the terms of any such confidentiality agreement, the return or destruction of any confidential information previously furnished pursuant thereto. If any Representative of Seller or its Subsidiaries takes any action that Seller is obligated pursuant to this Section to cause such Representative not to take, then Seller shall be deemed for all purposes of this Agreement to have breached this Section.

(b) Seller shall promptly notify Purchaser in writing after receipt by Seller or any of its Subsidiaries (or, to the Knowledge of Seller, by any of its or their respective Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or (iii) any request for non-public information directly and primarily related to the Purchased Assets or for access to any of the properties, books or records of the Seller Parties by any Person other than Purchaser not in the ordinary course of business consistent with past practice or that the Seller Parties reasonably believe would be expected to lead to an Acquisition Proposal. Such notice shall describe (1) the terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal or offer, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal or offer. Seller shall keep Purchaser promptly and fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Purchaser a complete and correct copy of each such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. Seller shall provide Purchaser with forty-eight (48) hours’ prior notice (or such lesser prior notice as is provided to the members of Seller’s board of directors) of any meeting of Seller’s board of directors at which Seller’s board of directors is reasonably expected to discuss any Acquisition Proposal.

Section 4.5 Access to Information.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, promptly following receipt of a written request by Purchaser therefor (i) the Seller Parties shall, at Purchaser’s expense, afford Purchaser and its Representatives reasonable access during business hours to (A) all of the Seller Parties’ premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to the Seller Parties, in each case to the extent related to the Purchased Assets, Seller Licensed Intellectual Property and Identified Employees and (B) all other information concerning the Purchased Assets, Seller Licensed Intellectual Property and the Identified Employees as Purchaser may reasonably request; provided, however, that the foregoing shall not require the Seller Parties to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene applicable confidentiality obligations related to the trade secrets or proprietary information of any other Person or any Applicable Law.

(b) Each of the parties will hold, and will cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the Transactions pursuant to the terms of the CNDA and Section 5.1 (Confidentiality).

Section 4.6 Notification. Seller shall promptly notify Purchaser of (i) any material change, occurrence or event relating to the Purchased Assets or Seller Licensed Intellectual Property not in the ordinary course of business consistent with past practice; (ii) any notice or other communication from any Governmental Entity in connection with the Transactions; (iii) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (iv) any Action commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting the Purchased Assets or Seller Licensed Intellectual Property or that relates to the consummation of the Transactions; (v) any breach of any representation, warranty or covenant in this Agreement, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be adverse to the Seller Parties in any material respect or cause any of the conditions to closing set forth in Article VI (Conditions to Closing) not to be satisfied or (vi) any matter that, if existing or occurring prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule on the date of this Agreement or that is necessary to correct any information in the Seller Disclosure Schedule which has been rendered inaccurate thereby promptly following discovery thereof, including a reference to the specific section of the Seller Disclosure Schedule to which such matter relates (provided that no information provided pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereunder).

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Confidentiality.

(a) The parties understand and agree that this Agreement is subject to the terms and conditions of the certain Corporate Non-Disclosure Agreement No. 7025920 entered into between Purchaser and Seller, dated August 7, 2008, as amended, and attached hereto as Exhibit C (as may be further amended, the “CNDA”).

(b) Notwithstanding anything to the contrary herein or in any other Transaction Document, following the Closing (i) all Trade Secrets included in the Purchased Assets shall constitute confidential information of Purchaser (and not of the Seller Parties), irrespective of whether such Trade Secrets were identified or otherwise designated as “confidential,” and the Seller Parties shall be deemed the “receiving party” and Purchaser the “disclosing party” with respect thereto; (ii) Purchaser shall have no obligations whatsoever under the CNDA with respect to such Trade Secrets; and (iii) with respect to such Trade Secrets, the Seller Parties’ obligations pursuant to the CNDA shall apply (except to the extent such obligations are modified or superseded by, or otherwise inconsistent with, the provisions of the Intellectual Property Agreement or any other Transaction Document) until such Trade Secrets become publicly known other than through negligence or any other wrongful act or omission of Seller or any of its Affiliates.

Section 5.2 Public Announcements. Neither Seller nor Purchaser shall issue any press release or otherwise make any public statements with respect to the Transactions without the prior written consent of the other party, except as such release or statement may be required by Applicable Law, including the rules or regulations of any U.S. or non-U.S. securities exchange, in which case each of Seller and Purchaser shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance and will consider in good faith the advice of such other party with respect thereto.

Section 5.3 Employees and Contractors.

(a) Section 2.9(a) of the Seller Disclosure Schedule sets forth a list of those Employees, as mutually agreed between Seller and Purchaser, to whom Purchaser may elect to offer employment following the Closing with Purchaser or any of its Subsidiaries (the “Identified Employees”). Seller shall use its commercially reasonable efforts to have such designees enter into compensation profiles and/or offers with Purchaser or a Subsidiary thereof (each, a “Purchaser Employer”), as soon as practicable after the date hereof and in any event prior to the Closing Date, which compensation profiles and/or offers shall become effective upon the Closing and shall provide terms and conditions deemed by Purchaser to be reasonably attractive to the Identified Employees. Notwithstanding any of the foregoing, neither Purchaser nor any of its Affiliates shall have any obligation to make an offer of employment to any employee of Seller or its Subsidiaries. Effective no later than immediately prior to the Closing, Seller shall terminate, at its own expense, the employment of each of those Identified Employees who has received but not accepted an offer of employment with Purchaser or any of its Subsidiaries prior to the Closing Date. For the avoidance of doubt, Seller shall have no obligation to terminate the employment of any Identified Employee who has not received an offer of employment from a Purchaser Employer prior to the Closing Date and Seller may, in its sole discretion, continue to employ any such Identified Employee. Identified Employees who accept compensation profiles and/or offers of employment from a Purchaser Employer shall be entitled to the benefits and such other terms and conditions of employment described in their respective compensation profiles and/or offers as the case may be, as determined in the sole discretion of Purchaser; provided that Transferred Employees will generally be eligible to participate in the employee benefit and compensation plans of the applicable Purchaser Employer that are generally available to similarly situated employees of the Purchaser Employer, and in accordance with the terms of such plans from time to time with credit given for years of service at Seller for select programs in accordance with Purchaser’s standard human resources policies and practices and consistent with past practice.

(b) The timing and content of any announcement or notification to the Identified Employees with respect to the Transactions (which, for the avoidance of doubt, shall not include any press release or other public statement (which are separately addressed in Section 5.2 (Public Announcements)) or any compensation profiles and/or offers of employment or independent contractor agreements or related communications to the Identified Employees) shall be subject to the approval, which shall not be unreasonably withheld, of each of Purchaser and Seller. Seller will consult with Purchaser (and will consider in good faith the advice of Purchaser) prior to sending any notices or other communication materials relating to the Transactions to employees or independent contractors of Seller and its Subsidiaries.

(c) As soon as practicable after the execution of this Agreement, Seller shall notify the Identified Employees that all claims for expenses which qualify for coverage under the terms of the Employee Plans and which are incurred on or prior to the Closing Date must be submitted within the time limit provided by the Employee Plans and no later than five (5) days after the Closing Date.

(d) Seller shall, at its own expense, give all notices and other information required to be given to the Identified Employees, any labor or trade union, works council or any other employee representative body, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Laws in connection with the execution of this Agreement or any other Transaction Document or the consummation of the Transactions. Neither Seller nor its Subsidiaries will take any action prior to the Closing that would or could reasonably be expected to constitute a plant closing or mass layoff within the meaning of, or otherwise trigger notice, compensation, or other obligations under the WARN Act.

Section 5.4 Tax Matters.

(a) Property Taxes. All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets (“Property Taxes”) for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Following the Closing, Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Seller shall notify Purchaser upon receipt of any bill for such Property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Purchaser who shall pay the same to the appropriate Taxing Authority; provided, that if such bill covers any part of the Pre-Closing Tax Period, Seller shall also remit prior to the due date of such Property Taxes to Purchaser payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either Seller or Purchaser shall thereafter provide the other party with evidence of having made a payment for which it is entitled to reimbursement under this subsection, the other party shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(b) Transfer Taxes. Seller shall be responsible for and shall pay when due any U.S. federal or state or Canadian federal, provincial or territorial Transfer Taxes imposed on the transfer, pursuant to this Agreement, of the Purchased Assets which are located in the U.S. or Canada. Seller shall provide Purchaser with reasonable proof of payment. The parties hereto shall cooperate, to the extent reasonably requested and as permitted by Applicable Law, in minimizing any such Transfer Taxes. Purchaser agrees to accept by electronic transfer or transfer in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of Transfer Taxes, all intangible property included within the Purchased Assets. The party required by Applicable Law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by Applicable Law, and Seller shall promptly remit to Purchaser the amount of any Transfer Taxes for which it is responsible pursuant to this Section 5.4(b) so payable by Purchaser upon receipt of notice that such Transfer Taxes are payable. In the event that Purchaser shall make a payment for which it is entitled to reimbursement under this subsection, Seller shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which Purchaser is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c) Responsibility for Payment of Taxes. Taxes attributable to the Purchased Assets and Seller Licensed Intellectual Property other than those treated specifically in subsections (a) and (b) above, shall be borne by Seller with respect to the Pre-Closing Tax Period and by the Purchaser with respect to the Post-Closing Tax Period as if the taxable year of Seller ended on the Closing Date.

(d) Cooperation in Tax Matters. The parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets or Seller Licensed Intellectual Property as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim or proceeding relating to any Tax Return. In the event any Taxing Authority informs Seller or Purchaser of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes related to the Purchased Assets or Seller Licensed Intellectual Property with respect to which the other party may incur Liability hereunder, the party so informed shall promptly notify the other party of such matter; provided that, failure to promptly notify shall not reduce the other party’s indemnity obligation hereunder, except to the extent such party’s ability to defend against such matter is actually prejudiced thereby; and provided further, that resolution of such audit, claim, assessment or other dispute shall be governed by Section 8.3 (Third Party Actions).

Section 5.5 Further Actions.

(a) At any time or from time to time after the Closing, at the other party’s request, at no cost to the requesting party and without further consideration, each of Seller and Purchaser shall, and shall cause their respective Subsidiaries to (i) execute and deliver to the other party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the requesting party may reasonably deem necessary or desirable in order to effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), in accordance with the terms of this Agreement, and, to the fullest extent permitted by law or contract, to put Purchaser in actual possession and operating control of the Purchased Assets, and to cause the parties to fulfill their respective obligations under this Agreement and the Transaction Documents; and (ii) cooperate with the other party to contest or defend against any Action relating to the Transactions.

(b) If after the Closing, either Purchaser or Seller in good faith identifies any asset of Seller or its Subsidiaries properly transferrable as a Purchased Asset that was not included in the Purchased Assets transferred at the Closing (any such asset, a “Later Identified Asset”), then either Purchaser or Seller, as applicable, will provide written notice to the other party identifying such Later Identified Asset and Seller will, or will cause its Subsidiaries to, as promptly as practicable after written notice by Purchaser, transfer, convey, assign, deliver, or cause to be transferred, conveyed, assigned, or delivered to Purchaser, all right, title and interest of Seller and its Subsidiaries in and to such Later Identified Asset which is transferable, and such Later Identified Assets shall be deemed to be Purchased Assets for purposes of this Agreement and any applicable Transaction Document, effective as of the date of transfer, conveyance, assignment, or delivery. If within thirty (30) days after the Closing, Seller specifically identifies in writing to Purchaser an Excluded Asset that was transferred, conveyed, assigned, or delivered inadvertently by Seller pursuant to this Agreement or the Transaction Documents, then Purchaser will as promptly as practicable after written notice by Seller, transfer, convey, assign, or deliver back to Seller all such transferred right, title and interest of Purchaser and its Subsidiaries in and to such Excluded Asset which is transferable.

(c) To the extent that Purchaser cannot be granted physical possession of any Purchased Asset as of the Closing Date, such Purchased Asset shall be held by the Seller Parties for and on behalf of Purchaser until such time as Purchaser is able to take possession thereof.

Section 5.6 Seller Intellectual Property.

(a) Unless specifically permitted in the Transaction Documents, Seller agrees that, from and after the Closing Date, it shall not, and it shall cause its Subsidiaries and its and their Representatives not to, retain (other than as retained through automated retention or backup processes) or use any copy of any of the Seller Assigned Intellectual Property. Without limitation of Section 5.5 (Further Actions), if any of the Seller Parties (or any assignee or successor of the Seller Parties) retains any right or interest in any Seller Assigned Intellectual Property that cannot be, or for any reason is not, assigned to Purchaser at the Closing, each of the Seller Parties hereby grants, on behalf of itself and its successors and assigns (and agrees to so grant or cause to be so granted) to Purchaser, effective as of the Closing, a perpetual, irrevocable, royalty free and fully paid-up, transferable, sublicensable (through multiple levels), exclusive, worldwide right and license to use, reproduce, distribute, display and perform

(whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit, and exercise and practice all rights under, all or any portion of such Seller Assigned Intellectual Property.

(b) If Purchaser is unable to enforce any of the Seller Assigned Intellectual Property against a third party as a result of any Applicable Law that prohibits enforcement of such rights by a transferee of such rights, at Purchaser’s request and subject to the applicable Seller Party’s consent (such consent not to be unreasonably withheld) the Seller Party shall initiate or join proceedings against such third party. Purchaser shall control such proceedings and shall be responsible for the costs and expenses of such proceedings (including the Seller Party’s reasonable out-of-pocket costs incurred in participating in such proceedings at Purchaser’s request).

(c) Without limitation of Section 5.5 (Further Actions), to the extent any disclosures, elections, and/or notices are required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under Government Contracts related to the Assigned Patents or Assigned Technology (including where the creation of the invention was in progress at the time of the Closing but where the initial disclosures, elections, and/or notices were not yet required), Seller shall, and shall cause its Subsidiaries to timely execute and deliver such disclosures, elections and/or notices as may be required to protect Purchaser’s interest in the Assigned Patents and Assigned Technology.

Section 5.7 Records and Documents. For a period of six (6) years after the Closing, at Purchaser’s request, Seller shall, and shall cause its Subsidiaries to, provide, at Purchaser’s expense, Purchaser and its Representatives with access to and the right to make copies of those records and documents related to the Purchased Assets, the possession of which is retained by Seller or its Subsidiaries as may be necessary or useful in connection with Purchaser’s ownership and use of the Purchased Assets after the Closing, subject to and except as may be prohibited by any applicable confidentiality obligations pertaining to proprietary information of any other Person that is contained or embodied in such records or documents. If during such period Seller or any of its Subsidiaries elects to dispose of such records and documents, Seller shall give Purchaser sixty (60) days’ prior written notice, during which period Purchaser shall have the right to take such records and documents without further consideration.

Section 5.8 Non-Competition; Non-Solicitation.

(a) From and after the date hereof and until the earlier of three (3) years after the Closing and the lapsing pursuant to Section 1.7(b) of the Intellectual Property Agreement of the noncompete and other exclusions, limitations and restrictions of the licenses granted to Seller under the Intellectual Property Agreement, Seller and its Affiliates shall not, directly or indirectly, whether on such Person’s own behalf or on behalf of some other Person (i) acquire an ownership interest in, sponsor, organize, or invest in, or attempt to do any of the foregoing, any Person that commercializes or sells Interconnect Products on a stand-alone or substantially stand-alone basis (except for the purpose of modifying or optimizing an Interconnect Product, or developing, modifying or optimizing a commercial product other than an Interconnect Product, in each case if such product is exclusively acquired by Seller or its Affiliates and is not commercialized by Seller or its Affiliates in a manner that would otherwise violate this Section 5.8(a)); (ii) commercialize or sell Interconnect Products on a stand-alone or substantially stand-alone basis, except as authorized by the Transaction Documents; (iii) commercialize or sell Interconnect Products (not on a stand-alone or substantially stand-alone basis) that are primarily developed by Seller or its Affiliates except as authorized by the Transaction Documents; (iv) disparage or make any false statements (whether in oral, written, electronic or other form) to any media source, industry member-company or group, financial institution or actual or prospective customer for products containing Seller Interconnect Technology regarding Purchaser or its Affiliates in connection with the Interconnect Program or Seller Interconnect Technology; provided, that the foregoing shall not prohibit Seller and its Affiliates from, collectively, owning as a passive investment ten percent (10%) or less of the equity of any publicly-traded entity. For purposes of the foregoing, a Person who is not a customer for products containing Seller Interconnect Technology shall be considered a “prospective customer” if, to the Knowledge of Seller, Seller or any of its Subsidiaries made a presentation or written proposal to such Person primarily related to products containing Seller Interconnect Technology during the twenty-four (24) month period preceding the date hereof or was preparing to make such a presentation or proposal on the date hereof.

(b) From the date of this Agreement until the date that is one (1) year after the Closing Date, Seller and its Subsidiaries will not directly or indirectly, without the prior written consent of Purchaser, solicit any Transferred Employee for employment by Seller or its Subsidiaries; provided, however, that Seller and its Subsidiaries will be permitted to solicit for employment, engage as a consultant or otherwise recruit Identified Employees who are not offered employment by Purchaser or its Affiliates prior to the Closing Date or who at any time are no longer employed by Purchaser or its Affiliates as a result of termination by Purchaser or its Affiliates and any such employees who are contacted as a result of the use of general newspaper or online advertisement and other general non-targeted recruitment techniques in the ordinary course of business, as opposed to targeted solicitations of any one or more of such Transferred Employees. From the date of this Agreement until the date that is one (1) year after the Closing Date, Purchaser’s Communications and Networking Group will not directly or indirectly, without the prior written consent of Seller, solicit any employee of Seller that is not a Transferred Employee for employment by Purchaser’s Communications and Networking Group; provided, however, that Purchaser’s Communications and Networking Group will be permitted to solicit for employment any such employees who are contacted as a result of the use of general newspaper or online advertisement and other general non-targeted recruitment techniques in the ordinary course of business, as opposed to targeted solicitations of any one or more of such employee of Seller that is not a Transferred Employee.

(c) The parties acknowledge and agree that the remedy at law for any breach of this Section would be inadequate and that, in addition to any other remedies available, the non-breaching party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such breach.

Section 5.9 Transition Services.

(a) Purchaser will notify Seller if, prior to the Closing, Purchaser reasonably determines that it may require additional Transition Services to be provided by Seller in addition to those already to be provided under the terms of the Transition Services Agreement. This notice will include (a) a description of such additional Transition Services and any terms upon which these services are to be provided, including the cost to be paid by the Purchaser, if any, and (b) a correspondingly revised set of schedules to the Transition Services Agreement to replace the schedules included in the form of Transition Services Agreement attached hereto as Exhibit D. The revised schedules to the Transition Services Agreement will be subject to Seller’s approval, which shall not be unreasonably withheld, conditioned or delayed.

(b) The Personal Property listed on Schedule 5.9(b) will be retained by Seller until the termination or expiration of the Post-Production Phase (as such term is defined in the Transition Services Agreement), at which time, Seller shall transfer and assign such Personal Property to Purchaser or its designee for no additional consideration.

Section 5.10 Security Clearances. Subject to the limitations of Applicable Laws, Schedule 5.10 sets forth a complete list of all Identified Employees that, to the Knowledge of Seller, hold security clearances granted by any Governmental Entity, indicating the type of security clearance held by such Identified Employee. Consistent with the requirements set forth in the National Industrial Security Program Operating Manual, DOD 5220.22-M, and any supplements, amendments or revised editions thereof, the parties will cooperate and use commercially reasonable efforts for such Identified Employees that are Transferred Employees to retain their respective security clearances.

Section 5.11 Aries Commercial Availability. From and after the Closing, Purchaser shall not, and shall cause its Subsidiaries not to, directly or indirectly, sell, lease, license or otherwise make commercially available, Aries to any Person, other than Seller and its Subsidiaries, without the prior written consent of Seller (in its sole discretion). For the purpose of this Section, “Aries” shall mean the original general availability version of the integrated circuit known by the Seller code name “Aries” and any (i) re-spin thereof or (ii) modified or improved version thereof to the extent the modifications and improvements are not, in the aggregate, substantial. Notwithstanding the foregoing, in no event will Aries technology integrated into, or packaged with, a Purchaser processor (that itself is not a stand-alone interconnect) be considered “Aries” for the purpose of this Section.

Section 5.12 Software Escrow Deposit. Pursuant to the Software Escrow Agreement, at or prior to the Closing, Seller shall deposit in escrow a full, complete and functional copy of the following (including any Seller Interconnect Technology and Third Party Aries/Pisces Technology contained therein): (i) the Verilog RTL code for the Aries and Pisces Seller Interconnects, and (ii) any documentation, libraries, tools, utilities and other related materials reasonably necessary for the installation, testing, deployment, operation, modification or use of such Verilog RTL code that are not otherwise delivered to Purchaser or its designee on or before Closing (collectively, “Technology Deposit Materials”) with Iron Mountain Incorporated (the “Escrow Agent”). The Technology Deposit Materials shall be released to Purchaser as set forth in the Software Escrow Agreement. The Software Escrow Agreement shall terminate as set forth in the Software Escrow Agreement, including upon written notice from Purchaser to the Escrow Agent or upon Purchaser’s receipt of all such Technology Deposit Materials. All fees and expenses payable to the Escrow Agent for the establishment and maintenance of such escrow arrangement shall be borne and paid by Purchaser.

Section 5.13 Post-Closing Delivery of Seller Proprietary Aries/Pisces Technology. No later than thirty (30) days after the Closing Date, subject to Purchaser’s provision of services as required in Section 1(a)(iii) of Schedule B-2.1 of the Transition Services Agreement, Seller shall deliver to Purchaser or its designees the Seller Interconnect Technology included within the Technology Deposit Materials (for the avoidance of doubt, excluding any Third Party Aries/Pisces Technology) (the “Seller Proprietary Aries/Pisces Technology”), in the manner and form, and to the locations, reasonably specified by Purchaser or its designees.

Section 5.14 Jointly-Owned Patents. From and after the Closing, Seller agrees to reasonably cooperate with Purchaser for Purchaser to enter into an agreement with Stanford University for the joint ownership by Stanford University and Purchaser of certain Patents included in the Purchased Assets and, upon written notice from Purchaser, Seller will use its reasonable efforts to terminate the Agreement between Seller and the Board of Trustees of the Leland Stanford Junior University, dated as of June 16, 2008, with respect to such jointly-owned Patents.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

(a) Representations, Warranties and Covenants of the Seller Parties. (i) The Seller Parties shall have performed and satisfied in all material respects each of its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date; (ii) each of the representations and warranties of the Seller Parties contained in Article II hereof (x) in the case of any representations and warranties qualified by materiality, shall have been true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date) and (y) in the case of any representations and warranties not so qualified, shall have been true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct in all material respects as of such specified date).

(b) HSR Act; Other Required Approvals. Any required waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the Transactions shall have expired or shall have been terminated. Any other required approvals and clearances of Governmental Entities applicable to the Transactions (the “Required Approvals”) shall have been obtained and shall be in effect as of the Closing Date.

(c) No Violation. No Law shall be in effect (i) prohibiting or otherwise preventing the consummation of the Transactions, (ii) prohibiting, limiting or restricting Purchaser’s ownership or use of the Purchased Assets, (iii) compelling Purchaser to dispose of or hold separate all or any portion of the Purchased Assets or (iv) as a result of the Transactions, compelling Purchaser to dispose of or hold separate any assets of Purchaser or any of its Subsidiaries or Affiliates, and no Action by any Governmental Entity shall be pending or threatened seeking any of the foregoing.

(d) No Litigation. No Action by any third party (including any Governmental Entity) shall be pending or threatened as a result of the Transactions (other than Non-Meritorious Litigation) that, if successful, would materially impair the value of the Purchased Assets to Purchaser or would create material damages to the party seeking to invoke this condition.

(e) Employment Agreements. Not more than one of the Key Employees shall (i) have terminated employment (or have indicated an intent to do so) with Seller or a Subsidiary thereof or (ii) have terminated or repudiated (or have indicated an intent to do so) his or her Employment Agreement or Non-Competition Agreement (if applicable) or (iii) be unable to commence employment under his or her Employment Agreement upon Closing. Except as permitted by the preceding sentence with respect to one Key Employee and his or her Employment Agreement and Non-Competition Agreement, each of the other Employment Agreements and Non-Competition Agreements (if applicable) delivered by the Key Employees in connection with the execution of this Agreement shall be in full force and effect; provided, however, if any portion of the Employment Agreements or Non Competition Agreements is unenforceable under applicable law, such unenforceability shall not be deemed to be a failure of the condition of this Section 6.1(e). At least ninety percent (90%) of the Identified Employees who are offered employment by Purchaser or its Affiliates shall have accepted in writing (and not revoked or repudiated) offers for employment with a Purchaser Employer on terms approved by Purchaser.

(f) Software Escrow Deposit. Pursuant to the Software Escrow Agreement, Seller shall have deposited in escrow the Technology Deposit Materials.

(g) Transaction Documents. The Seller Parties shall have delivered to Purchaser duly executed counterparts to this Agreement and all other Transaction Documents to which Seller or Canada Sub is a party.

(h) Closing Deliveries. The Seller Parties shall have delivered to Purchaser the documents and other items required to be delivered by it pursuant to Section 7.2(a) (Deliveries at Closing), in form and substance reasonably satisfactory to Purchaser.

Section 6.2 Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

(a) Representations, Warranties and Covenants of Purchaser. (i) Purchaser shall have performed and satisfied in all material respects each of its covenants and obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date; (ii) each of the representations and warranties of Purchaser contained in Article III hereof (x) in the case of any representations and warranties qualified by materiality, shall have been true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date) and (y) in the case of any representations and warranties not so qualified, shall have been true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct in all material respects as of such specified date).

(b) HSR Act; Other Required Approvals. Any required waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the Transactions shall have expired or shall have been terminated. Any other Required Approvals shall have been obtained and shall be in effect as of the Closing Date.

(c) No Violation. No Law shall be in effect prohibiting or otherwise preventing the consummation of the Transactions, and no Action by any Governmental Entity shall be pending or threatened seeking the foregoing.

(d) Closing Deliveries. Purchaser shall have delivered the documents and other items required to be delivered by it pursuant to Section 7.2(b) (Deliveries at Closing).

ARTICLE VII

CLOSING

Section 7.1 Closing. The closing of the sale of the Purchased Assets to Purchaser and the other Transactions (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105, as soon as reasonably practicable, but in no event later than five (5) Business Days after satisfaction or, to the extent permitted by Applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (Conditions to Closing) (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or on such other date as the parties may mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

Section 7.2 Deliveries at Closing.

(a) On the Closing Date (or prior to the Closing Date where indicated), the Seller Parties shall, at their sole cost and expense, execute (where applicable) and deliver, in each case, unless the delivery of such item is waived by Purchaser:

(i) to Purchaser or its designees, the Purchased Assets (other than the Personal Property set forth on Schedule 5.9(b), which will be transferred and assigned as contemplated by Section 5.9(b) (Transition Services) and all Seller Proprietary Aries/Pisces Technology (including the Verilog RTL and related files within the Seller Proprietary Aries/Pisces Technology, which will be transferred as contemplated by Section 5.13 (Post-Closing Delivery of Seller Proprietary Aries/Pisces Technology))), in the manner and form, and to the locations, reasonably specified by Purchaser;

(ii) to Purchaser, duly executed counterparts to each Transaction Document to which Seller or Canada Sub is a party;

(iii) to Purchaser, evidence reasonably satisfactory to Purchaser that each of the Required Approvals has been obtained;

(iv) to Purchaser, a certificate executed by a duly authorized officer of Seller, dated as of the Closing Date, certifying that each of the conditions set forth in Section 6.1(a) (Representations, Warranties and Covenants of the Seller Parties) have been satisfied , and that, to the Knowledge of Seller, the conditions set forth in Sections 6.1(c) (No Violation), 6.1(d) (No Litigation) and 6.1(e)(i) (Employment Agreements) have been satisfied;

(v) to Purchaser, evidence reasonably satisfactory to Purchaser that all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets have been released; and

(b) On the Closing Date, Purchaser shall execute (where applicable) and deliver, or cause to be delivered:

(i) to Seller, the Purchase Price, by wire transfer of immediately available funds to an account number provided to Purchaser by Seller at least five (5) Business Days prior to the Closing;

(ii) to Seller, a certificate executed by a duly authorized signatory of Purchaser, dated as of the Closing Date, certifying that each of the conditions set forth in Section 6.2(a) (Representations, Warranties and Covenants of Purchaser) has been satisfied , and that, to the knowledge of Purchaser, the condition set forth in Section 6.2(c) (No Violation) has been satisfied; and

(iii) to the Seller Parties, duly executed counterparts to each Transaction Document to which it is a party.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

AND COVENANTS; INDEMNIFICATION

Section 8.1 General; Survival.

(a) The covenants and agreements of the Seller Parties and Purchaser contained in this Agreement or in any other Transaction Document that by their terms apply or are to be performed in whole or in part after the Closing Date (“Post-Closing Covenants”) shall survive the Closing Date.

(b) The representations and warranties of the Seller Parties contained in this Agreement or in any other Transaction Document, and the indemnity obligations related thereto, shall survive and continue until the date that is eighteen (18) months from the Closing Date (the “Expiration Date”), except that:

(i) the representations and warranties, and the indemnity obligations related thereto, set forth in Section 2.1 (Organization), Section 2.2 (Authority), Section 2.6(a), the second sentence of Section 2.6(c) (Title), Section 2.11 (Taxes), Section 2.15 (Brokers), Section 3.1 (Organization), Section 3.2 (Authority) and Section 3.4 (Brokers) (collectively, the “Fundamental Representations”) and the representations and warranties, and the indemnity obligations related thereto, set forth in Section 2.8 (Employee Benefits) shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus ninety (90) days (the “Specified Claims Expiration Date”);

(ii) the representations and warranties contained in Section 2.10 (Intellectual Property) and the first sentence of Section 2.6(c) (the “Extended Representations”), and the indemnity obligations related thereto, shall survive and continue until the date that is thirty-six (36) months from the Closing Date (the “Extended Expiration Date”);

(iii) any claim of fraud or intentional misrepresentation with respect to this Agreement or any of the other Transaction Documents shall survive the Closing and continue indefinitely; and

(iv) if, in accordance with this Article, (A) any Indemnification Claims arising from any inaccuracy in or breach of any representations and warranties, other than the Fundamental Representations or the Extended Representations, are asserted prior to the Expiration Date; (B) any Indemnification Claims arising from (1) any inaccuracy in or breach of any Fundamental Representations, (2) any inaccuracy in or breach of the representations and warranties set forth in Section 2.8 (Employee Benefits) or (3) breach of any Post-Closing Covenant are asserted prior to the Specified Claims Expiration Date; (C) any Indemnification Claims arising from any inaccuracy in or breach of any Extended Representation are asserted prior to the Extended Expiration Date or (D) any claims of fraud or intentional misrepresentation are asserted at any time after the date hereof, such Indemnification Claims shall continue until the final amount of recoverable Losses are determined by final agreement, settlement, judgment or award binding on Seller and Purchaser in accordance with this Article.

Section 8.2 Indemnification.

(a) Indemnification by Seller. Subject to Section 8.1 (General; Survival) and the other provisions of this Article, from and after the Closing Date, Seller shall indemnify and hold harmless Purchaser and its Affiliates and Representatives (collectively, the “Purchaser Indemnitees”), from and against and in respect of any and all Losses resulting from, arising out of, relating to, or imposed upon or incurred by any Purchaser Indemnitee by reason of:

(i) any inaccuracy in or breach of any representation or warranty of the Seller Parties contained in Article II of this Agreement (provided that for the sole purpose of determining Losses (and not for determining whether or not any breaches or representations of warranties have occurred), the representations and warranties of the Seller Parties shall not be deemed qualified by reference to materiality);

(ii) any breach by the Seller Parties of any covenant or agreement contained in this Agreement;

(iii) any and all Excluded Liabilities;

(iv) any noncompliance with applicable bulk sales or fraudulent transfer Laws in connection with the Transactions;

(v) the ownership, use or operation of the Purchased Assets prior to the Closing Date or the use or operation of the Seller Intellectual Property by Seller and its Affiliates after the Closing Date; and

(vi) any amounts owing to the Identified Employees as a result of their employment by Seller at or prior to the Closing Date, including any and all amounts owing to the Identified Employees as result of their separation from Seller.

(b) Indemnification by Purchaser. Subject to Section 8.1 (General; Survival) and the other provisions of this Article, from and after the Closing Date, Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors and employees (collectively, the “Seller Indemnitees”), from and against and in respect of any and all Losses resulting from, arising out of, relating to, or imposed upon or incurred by any Seller Indemnitee by reason of:

(i) any inaccuracy in or breach of any representation or warranty of Purchaser contained in Article III of this Agreement (provided that for the sole purpose of determining Losses (and not for determining whether or not any breaches or representations of warranties have occurred), the representations and warranties of Purchaser shall not be deemed qualified by reference to materiality);

(ii) any breach by Purchaser of any covenant or agreement contained in this Agreement; and

(iii) the ownership, use or operation of the Purchased Assets by Purchaser or its Affiliates from and after the Closing Date.

(c) Limitations.

(i) Notwithstanding anything to the contrary in this Agreement (A) no Purchaser Indemnitee shall be entitled to indemnification for any Losses arising solely from a claim for indemnification pursuant to subsection (a)(i) above until the aggregate amount of all Losses under all claims of all Purchaser Indemnitees for all such breaches exceeds $1,400,000 (the “Basket”), at which time all Losses incurred shall be subject to indemnification hereunder (subject to subsection (c)(ii) below) including the amount of the Basket; and (B) Seller’s aggregate Liability for indemnification pursuant to subsection (a)(i) above shall not exceed $17,500,000; provided, however, that notwithstanding the foregoing, the limitations set forth above in this subsection shall not apply with respect to any claim for indemnification based on (1) fraud or intentional misrepresentation, for which Seller’s Liability for indemnification is not limited, (2) any inaccuracy in or breach of any Fundamental Representation, for which Seller’s Liability for indemnification pursuant to subsections (a)(ii) through (a)(vi), together with any Liability otherwise pursuant to subsection (a)(i), in the aggregate, shall not exceed the Purchase Price, and (3) any inaccuracy in or breach of any Extended Representation, for which Seller’s Liability for indemnification, together with any Liability otherwise pursuant to subsection (a)(i), in the aggregate, shall not exceed $29,750,000.

(ii) Seller’s Liability for indemnification pursuant to subsections (a)(i) through (vi), in the aggregate, shall not exceed the Purchase Price, unless the claim is of fraud or intentional misrepresentation, in which case it is not limited.

(iii) A Purchaser Indemnitee’s right to indemnification under this Article based on any inaccuracy in or breach of any representation or warranty shall not be diminished or otherwise affected in any way as a result of such Purchaser Indemnitee’s knowledge of such inaccuracy, breach or untruth as of the date hereof or as of Closing, regardless of whether such knowledge exists as a result of the Purchaser Indemnitee’s investigation or as a result of disclosure by Seller or any of its Affiliates, unless such disclosures were set forth in this Agreement or in all applicable Schedules hereto.

(iv) The amount of any Losses for which indemnification is provided under this Article shall be net of the amounts of any insurance proceeds which an Indemnitee actually receives with respect to any such Losses (net of cost of recovery, deductibles and premium increases). For the avoidance of doubt, in no event shall Seller have any Liability to any Purchaser Indemnitee for the same Losses under more than one provision of this Article.

(v) Each party shall take all reasonable steps to mitigate any of its Losses, including evaluation of any insurance policies and other collateral sources that would reasonably be applicable to such Loss.

(vi) Notwithstanding any other provision of this Agreement, Seller and its Affiliates shall not be responsible for, or have an indemnification obligation with respect to, any Taxes (other than those allocated or attributable to Seller and its Affiliates in Section 5.4(a), Section 5.4(b) and Section 5.4(c)) imposed on Purchaser or any of its Affiliates arising from or attributable to Purchaser’s use or ownership of the Purchased Assets or Seller Licensed Intellectual Property in a Post-Closing Tax Period.

Section 8.3 Third Party Actions.

(a) If any Purchaser Indemnitee is made party to a third party Action that Purchaser believes, in good faith, may result in a claim of indemnification for a Purchaser Indemnitee under this Article (a “Purchaser Indemnification Claim”), Purchaser shall promptly notify Seller of such Action, shall conduct the defense of any such Action with respect to Purchaser or such other Purchaser Indemnitee and its or their respective rights and shall, to the extent reasonably requested by Seller from time to time, give updates as to the status of such Action. Seller shall be entitled to participate in the defense of any such Action with respect to Seller and its rights at Seller’s sole cost and expense. Purchaser shall seek the prior written consent of Seller (which consent may be withheld, conditioned or delayed by Seller in its sole discretion) in connection with Purchaser’s agreement to any settlement or compromise of any such third party Action. Any such written consent by Seller shall represent the agreement of Seller that the Losses incurred in connection therewith shall be indemnifiable hereunder. In the event that Purchaser shall fail to obtain such written consent of Seller, Purchaser may agree to any such settlement or compromise, and may make a Purchaser Indemnification Claim therefor, but the resolution of such claim (including whether and to what extent Purchaser or any other Indemnitee is entitled to indemnification under this Agreement for such Purchaser Indemnification Claim) shall remain subject to this Article.

(b) If any Seller Indemnitee is made party to a third party Action that Seller believes, in good faith, may result in a claim of indemnification for a Seller Indemnitee under this Article (a “Seller Indemnification Claim”), Seller shall promptly notify Purchaser of such Action, shall conduct the defense of any such Action with respect to Seller or such other Seller Indemnitee and its or their respective rights and shall, to the extent reasonably requested by Purchaser from time to time, give updates as to the status of such Action. Purchaser shall be entitled to participate in the defense of any such Action with respect to Purchaser and its rights at Purchaser’s sole cost and expense. Seller shall seek the prior written consent of Purchaser (which consent may be withheld, conditioned or delayed by Purchaser in its sole discretion) in connection with Seller’s agreement to any settlement or compromise of any such third party Action. Any such written consent by Purchaser shall represent the agreement of Purchaser that the Losses incurred in connection therewith shall be indemnifiable hereunder. In the event that Seller shall fail to obtain such written consent of Purchaser, Seller may agree to any such settlement or compromise, and may make a Seller Indemnification Claim therefor, but the resolution of such claim (including whether and to what extent Seller or any other Indemnitee is entitled to indemnification under this Agreement for such Seller Indemnification Claim) shall remain subject to this Article.

Section 8.4 Indemnification Procedures.

(a) In the event that an Indemnitee seeks a recovery in accordance with the terms of this Article, in respect of a Purchaser Indemnification Claim or Seller Indemnification Claim (as applicable, an “Indemnification Claim”), Purchaser (on behalf of such other Purchaser Indemnitee, if applicable) or Seller (on behalf of such other Seller Indemnitee, if applicable) shall deliver a written notice (a “Claim Notice”) to Seller or Purchaser (such party obligated to provide indemnification under this Article, the “Indemnifying Party”), as the case may be. Each Claim Notice shall, with respect to each Indemnification Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made and (ii) state the aggregate Dollar amount of Losses to which such Indemnitee is entitled to indemnification pursuant to this Article that have been incurred, or a good faith estimate of the aggregate Dollar amount of such Losses reasonably expected to be incurred, by such Indemnitee pursuant to such Indemnification Claim (the “Claim Amount”).

(b) If the Indemnifying Party wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice, the Indemnifying Party must deliver a written objection to Purchaser (on behalf of any Purchaser Indemnitee) or Seller (on behalf of any Seller Indemnitee), as the case may be, within twenty (20) Business Days after receipt by the Indemnifying Party of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor. Following receipt by Purchaser or Seller, as the case may be, of the Indemnifying Party’s written objection, if any, Purchaser (on behalf of any other Purchaser Indemnitee, if applicable) or Seller (on behalf of any other Seller Indemnitee, if applicable), as the case may be, and the Indemnifying Party shall promptly, and within ten (10) Business Days, meet to agree on the rights of the respective parties with respect to each Indemnification Claim that is the subject of such written objection. If the parties should so agree, (i) a memorandum setting forth such agreement shall be prepared and executed by Purchaser (on behalf of any other Purchaser Indemnitee, if applicable) or Seller (on behalf of any other Seller Indemnitee, if applicable), as the case may be, and the Indemnifying Party and (ii) with respect to any Purchaser Indemnification Claim, as promptly as practicable and within ten (10) Business Days following execution of such memorandum, subject to subsection (d) below and Section 8.2(c) (Indemnification), the

Indemnifying Party shall pay to Purchaser (on behalf of any other Purchaser Indemnitee, if applicable) in cash the aggregate Dollar amount of Losses payable to Purchaser (or such other Purchaser Indemnitee, if applicable) pursuant to such memorandum and (iii) with respect to any Seller Indemnification Claim, as promptly as practicable and within ten (10) Business Days following execution of such memorandum, subject to subsection (d) below, Purchaser shall pay to Seller (on behalf of any other Seller Indemnitee, if applicable) in cash the aggregate Dollar amount of Losses payable to Seller (or such other Seller Indemnitee, if applicable) pursuant to such memorandum. In the event that the parties do not prepare and sign such a memorandum or such memorandum does not address in full the written objections timely delivered, within twenty (20) Business Days of receipt by Purchaser (on behalf of any other Purchaser Indemnitee, if applicable) or Seller (on behalf of any other Seller Indemnitee, if applicable), as the case may be, from the Indemnifying Party of the written objection, then Purchaser or Seller, as the case may be, may commence an Action to resolve such dispute and enforce its rights with respect thereto in any court available therefor.

(c) If Purchaser or Seller, as the case may be, does not receive a response from the Indemnifying Party with respect to any Indemnification Claim set forth in a Claim Notice by the end of the twenty (20) Business Day period referred to in subsection (b) above, (i) the Indemnifying Party shall be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount are indemnifiable hereunder and (ii) with respect to any Purchaser Indemnification Claim, as promptly as practicable and within five (5) Business Days following expiration of such period, subject to subsection (d) below and Section 8.2(c) (Indemnification), Seller shall pay the Claim Amount to Purchaser, or (iii) with respect to any Seller Indemnification Claim, as promptly as practicable and within five (5) Business Days following expiration of such period, subject to subsection (d) below, Purchaser shall pay the Claim Amount to Seller. If not paid, Purchaser or Seller, as the case may be, may seek enforcement of the obligation with respect to the Indemnification Claim in any court available therefor in accordance with the terms of Section 10.6 (Submission to Jurisdiction) and Section 8.2(c) (Indemnification).

(d) Any amount payable by the Indemnifying Party to Purchaser or Seller, as the case may be, pursuant to subsection (b) or (c) above shall be paid promptly (but in no event later than five (5) Business Days after the applicable payment obligation accrues) by the Indemnifying Party by wire transfer of Dollars in immediately available funds to such account or accounts as may be designated in writing by Purchaser or Seller, as the case may be. Any amounts paid to Purchaser or Seller, as the case may be, in respect of any Indemnification Claim asserted on behalf of an Indemnitee other than Purchaser or Seller, as the case may be, shall be received by Purchaser or Seller, as the case may be, on behalf of such other Indemnitee.

Section 8.5 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, except as expressly provided otherwise, this Article shall be the sole and exclusive remedy of the Indemnitees from and after the Closing Date for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation or warranty; provided, however, that the foregoing shall not be deemed a waiver by any party of any right to seek specific performance or injunctive relief, or any right or remedy arising by reason of any claim of fraud or intentional misrepresentation with respect to this Agreement.

Section 8.6 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article as an adjustment to the Purchase Price for all applicable Tax purposes, including for U.S. federal income tax and for state tax purposes.

ARTICLE IX

TERMINATION

Section 9.1 Termination. At any time prior to the Closing, this Agreement may be terminated:

(a) by mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller, if the Closing shall not have occurred on or before September 30, 2012 or such other date that Purchaser and Seller may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this subsection shall not be available to Seller if a breach of this Agreement by Seller has resulted in the failure of the Closing to occur before the Termination Date; and provided further, that the right to terminate this Agreement under this subsection shall not be available to Purchaser if the breach of this Agreement by Purchaser has resulted in the failure of the Closing to occur before the Termination Date;

(c) by either Purchaser or Seller, if any Law prohibiting or otherwise preventing the consummation of the Transactions shall have become final and nonappealable;

(d) by Purchaser, if there shall be any Law enacted, promulgated or issued or deemed applicable to this Agreement or the Transactions by any Governmental Entity, which would (i) prohibit, limit or restrict Purchaser’s ownership of the Purchased Assets following the Closing, (ii) compel Purchaser to dispose of or hold separate all or any portion of the Purchased Assets or Seller Licensed Intellectual Property or (iii) require Purchaser to dispose of or hold separate all or any portion of the business or assets of Purchaser or any of its Subsidiaries or Affiliates as a result of this Agreement or the Transactions;

(e) by Purchaser, if (i) the Seller Parties shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within fifteen (15) Business Days after receipt by Seller of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within such fifteen (15) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 (Conditions to Obligations of Purchaser) to be satisfied, or (ii) Seller shall have breached Section 4.4 (Exclusivity) in any material respect; or

(f) by Seller, if Purchaser shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within fifteen (15) Business Days after receipt by Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within such fifteen (15) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.2 (Conditions to Obligations of the Seller Parties) to be satisfied.

The party seeking to terminate this Agreement pursuant to this Section (other than subsection (a)) shall give written notice of such termination to the other party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 (Termination), this Agreement shall be of no further force and effect and there shall be no Liability or obligation on the part of Purchaser, the Seller Parties or their respective officers, directors, stockholders, Affiliates or Representatives; provided, however, that (a) the provisions of this

Section, Article X (Miscellaneous), Section 4.3(c) (Reasonable Efforts), Section 5.1 (Confidentiality), Section 5.2 (Public Announcements) and the CNDA shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.

ARTICLE X

MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment; Successors. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be assigned by operation of Law or otherwise; provided, however, that Purchaser may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment of this Agreement in contravention of this Section shall be null and void and of no force or effect. Subject to the preceding sentences of this Section, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Transaction Document (except for the Intellectual Property Agreement), the terms of this Agreement shall govern.Section 10.2 Severability

Section 10.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions shall be consummated as originally contemplated to the fullest extent possible.

Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) if by facsimile, upon electronic confirmation of receipt by facsimile, provided that a copy of such notice or other communication is promptly mailed by registered or certified mail, return receipt requested, postage prepaid, following the transmission of such facsimile, (iii) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier or (iv) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. In addition to the requirements of the immediately foregoing sentence, a copy (which copy shall not constitute notice) of all notices and other communications hereunder shall be sent by email, with the subject line “Project Stillwater Notice.” All notices hereunder shall be delivered to the addresses set forth below:

(a) if to Purchaser:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, CA 95054

Attention:	Marty Linné
Kate Merrill
Edward Vermeer
Fax:	(408) 653-8050
Email:	Marty.M.Linne@intel.com
Kate.Merrill@intel.com
Edward.Vermeer@intel.com

with a copy to (which copy shall not constitute notice):

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94109

Attention:	Robert S. Townsend
Eric T. McCrath
Fax:	(415) 268-7522
Email:	rtownsend@mofo.com
emccrath@mofo.com

(b) if to the Seller Parties:

Cray Inc.

901 Fifth Avenue, Suite 1000

Seattle, WA 98164

Attention:	General Counsel
Fax:	(206) 701-2218
Email:	piraino@cray.com

with a copy to (which copy shall not constitute notice):

Fenwick & West LLP

1191 Second Avenue, Floor 10

Seattle, WA 98101

Attention:	Alan C. Smith
Fax:	(206) 389-4511
Email:	acsmith@fenwick.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.4 Attorneys’ Fees. In the event an Action is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in an amount to be fixed by the court.

Section 10.5 Governing Law. This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws principles thereof.

Section 10.6 Submission to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware, and the federal courts of the U.S. sitting in Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, the Transaction Documents and of the documents referred to in this Agreement and the Transaction Documents, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement of this Agreement, the Transaction Documents or of any such other document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement, any Transaction Document or any such other document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.3 (Notices) as permitted by Applicable Law, shall be valid and sufficient service thereof.

Section 10.7 Interpretation; Article and Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules are references to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list. The word “or” shall not be limiting or exclusive. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next Business Day. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to Seller, Canada Sub or the Seller Parties mean and shall refer to Seller, Canada Sub or the Seller Parties, as applicable, and each of their respective successors, assigns and (if applicable) predecessors in interest. Any capitalized terms used in any Annex, Exhibit, Schedule or other Transaction Document but not otherwise defined therein shall have the meaning as defined in this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

Section 10.8 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein in Section 8.2 (Indemnification), nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.9 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

Section 10.10 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by an authorized representative of each of the parties.

Section 10.11 Specific Performance. Each of the parties hereby acknowledges and agrees that it may cause irreparable injury to the other party or parties if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, for which damages, even if available, may not be an adequate remedy. Accordingly, each party agrees that the other party or parties shall have the right to seek injunctive relief by any court of competent jurisdiction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 10.12 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Documents and the Transactions shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by any other party.

Section 10.13 Waivers. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

Section 10.14 No Presumption Against Drafting Party. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

INTEL CORPORATION

By:	/s/ CARY KLAFTER
Name:	Cary Klafter
Title:	V.P., Legal & Corporate Affairs, Director of
Corporate Legal & Corporate Secretary

CRAY INC.

By:	/s/ PETER J. UNGARO
Name: Peter J. Ungaro
Title:	President & CEO

CRAY CANADA CORPORATION

By:	/s/ PETER J. UNGARO
Name:	Peter J. Ungaro
Title:	President

ANNEX A

CERTAIN DEFINITIONS

For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):

“Acquisition Proposal” has the meaning set forth in Section 4.4(a).

“Action” means any claim, action, cause of action, suit, demand, inquiry, proceeding, audit or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 1.7(a).

“Antitrust Division” has the meaning set forth in Section 4.3(a).

“Antitrust Laws” has the meaning set forth in Section 2.3(b).

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 2.14(a).

“Applicable Law” means, with respect to any Person, any Law existing as of the date hereof or as of the Closing applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

“Assigned Patents” means the Patents set forth in Schedule 1.1(b) and (a) all divisionals, continuations, continuations-in-part, and foreign counterpart applications related to the foregoing, (b) all Patents, including foreign counterpart Patents, issuing on any Patent applications included in any of the foregoing, and (c) all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing, in each case that are owned by Seller or any Related Subsidiary.

“Assigned Technology” means the Seller Interconnect Technology, including all Intellectual Property and Intellectual Property Rights (other than Patents, Trademarks, and Domain Names) therein.

“Assigned Trademarks” means the Trademarks set forth in Schedule 1.1(b).

“Basket” has the meaning set forth in Section 8.2(c)(i).

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for business in both Santa Clara, California, and New York, New York, between the hours of 8:00 a.m. and 5:00 p.m. local time.

“Canada Sub” has the meaning set forth in the Preamble.

“Claim Amount” has the meaning set forth in Section 8.4(a).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“CNDA” has the meaning set forth in Section 5.1(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consents” means consents, assignments, Permits, Orders, certification, concession, franchises, approvals, authorizations, registrations, filings, registrations, waivers, declarations or filings with, of or from any Governmental Entity, parties to Contracts or any third Person.

“Contract” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Copyrights” means copyrights and all other rights with respect to Works of Authorship and Mask Works and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“Databases” means databases and other compilations and collections of data or information.

“Divestiture” has the meaning set forth in Section 4.3(b).

“Dollars” means the currency of the U.S. dollar, and all references to monetary amounts herein shall be in Dollars unless otherwise specified herein.

“Domain Names” means Internet domain names and uniform resource locators.

“Employee” means any current or former employee, consultant, advisor, independent contractor, agent, officer, director or other service provider of Seller or its Subsidiaries.

“Employee Plans” has the meaning set forth in Section 2.8(a).

“Employment Agreements” has the meaning set forth in the Recitals.

“Employment Arrangement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Seller, its Subsidiaries, or any of their ERISA Affiliates and any Employee, or with respect to which Seller, its Subsidiaries or any of their ERISA Affiliates has or may have any Liability.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option (including any right to acquire, right of pre-emption or conversion), pledge, hypothecation, security interest, title retention, easement, encroachment, right of first refusal or negotiation, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to create any of the foregoing.

“ERISA” has the meaning set forth in Section 2.8(a)(i).

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with Seller or any of its Subsidiaries and that, together with Seller or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 5.12.

“Excise Tax Act” has the meaning set forth in Section 3.5.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Excluded Seller Interconnect Technology” means: (i) all of the tangible embodiments of the Gemini or any earlier Seller Interconnects or of any of the Enabling Technology for such Seller Interconnects; and (ii) any Intellectual Property or Intellectual Property Rights owned by a third party and licensed to Seller pursuant to the Inbound License Agreements (other than those Inbound License Agreements, if any, related to the Software used and distributed by Seller for its hardware abstraction layer for Aries and Pisces (known as the GHAL)).

“Expiration Date” has the meaning set forth in Section 8.1(b).

“Extended Expiration Date” has the meaning set forth in Section 8.1(b)(ii).

“Extended Representations” has the meaning set forth in Section 8.1(b)(ii).

“False Claims Act” means 31 U.S.C. §§ 3729 – 3733, as amended.

“FAR” means the Federal Acquisition Regulation.

“FAR Ethics Rules” has the meaning set forth in Section 2.14(d).

“FTC” has the meaning set forth in Section 4.3(a).

“Fundamental Representations” has the meaning set forth in Section 8.1(b)(i).

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that are between (i) Seller and any of its Subsidiaries, as applicable; and (ii) (x) a Governmental Entity, (y) any prime contractor to a Governmental Entity with respect to a Contract entered into with a Governmental Entity or (z) any subcontractor with respect to any Contract described in clause (x) or (y), including any closed contract or subcontract as to which the right of a Governmental Entity or a higher-tier contractor to review, audit or investigate has not expired.

“Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury), whether domestic or foreign, including any securities exchange and any university, college, other educational institution, research center or other similar research funding authority.

“Group” has the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder and related case law.

“HSR Act” has the meaning set forth in Section 2.3(b).

“Identified Employee” has the meaning set forth in Section 5.3(a).

“Inbound License Agreement” means any Contract pursuant to which a third party has granted or agreed to grant to Seller or any of its Subsidiaries any right to use or otherwise practice or exploit, or has otherwise granted or agreed to grant any license, covenant, release, immunity or other right with respect to, any such third party’s Intellectual Property or Intellectual Property Rights, which right remains in effect as of the effective date of this Agreement and which right is as of the effective date of this Agreement practiced in connection with the use or development of the Seller Interconnect Technology, and any Contract pursuant to which any third-party Intellectual Property or Intellectual Property Rights are incorporated into or embodied in any Seller Interconnect Technology.

“Indemnification Claim” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Indemnitees” means Purchaser Indemnitees and Seller Indemnitees.

“Intellectual Property” means any and all (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) specifications, designs, models, devices, prototypes, schematics and development tools; (iv) Works of Authorship; (v) Mask Works; (vi) Databases; (vii) Trademarks; (viii) Domain Names; (ix) Trade Secrets; and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Agreement” means the agreement attached hereto as Exhibit E.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) Patents; (ii) Copyrights; (iii) other rights with respect to Software, including registrations thereof and applications therefor; (iv) industrial design rights and registrations thereof and applications therefor; (v) rights with respect to Trademarks, and all registrations thereof and applications therefor; (vi) rights with respect to Domain Names, including registrations thereof and applications therefor; (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (viii) rights with respect to Databases, including registrations thereof and applications therefor; (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (x) any rights equivalent or similar to any of the foregoing.

“Interconnect Products” means any of the integrated circuits known by the Seller code-names “SeaStar,” “SeaStar 2,” SeaStar 2+,” “Gemini,” “Aries,” or “Pisces,” and any other integrated circuit, product, or portion of a product, the primary function of which is substantially the same as the primary function of the integrated circuits identified above.

“Interconnect Program” has the meaning set forth in the Recitals.

“IRS” has the meaning set forth in Section 1.7(a).

“Key Employees” has the meaning set forth in the Recitals.

“Knowledge of Seller” or any similar phrase means, with respect to any fact or matter, the actual knowledge of the executive officers of Seller set forth on Schedule A-1, and the knowledge that any of the foregoing persons would be reasonably expected to have after making reasonable inquiry of such officer’s direct reports who are charged with operational responsibility with respect to such matter.

“Later Identified Asset” has the meaning set forth in Section 5.5(b).

“Law” means any statute, law, treaty, ordinance, regulation, directive, rule, code, executive order, injunction, judgment, decree, writ, Order or other requirement, including any successor provisions thereof, of any Governmental Entity.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“License Agreement for Seller Licensed Intellectual Property” means the agreement attached hereto as Exhibit F.

“Losses” means any and all deficiencies, judgments, settlements, Actions, assessments, Liabilities, losses, damages (whether direct, indirect, incidental or consequential), fines, penalties, costs, expenses (including legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or otherwise satisfying any and all Actions, assessments, judgments or appeals, and in seeking indemnification therefor, and interest on any of the foregoing to the extent that interest is awarded thereon.

“made available” (or words of similar import) means that, on or before 5:00 p.m. Pacific time on the second (2nd) Business Day immediately preceding the date of this Agreement, Seller has posted complete and correct copies of such materials to the virtual data room managed by Seller, provided that Purchaser shall have been granted access to such virtual data room prior to such time in connection with the Transactions.

“Mask Works” means mask works, layouts, topographies and other design features with respect to integrated circuits.

“Non-Competition Agreements” has the meaning set forth in the Recitals.

“Non-Meritorious Litigation” means any Action by any third party (other than a Governmental Entity) that is determined by Purchaser, acting reasonably and in good faith, to be frivolous and having no reasonable likelihood of success on its merits.

“Non-Transferable Asset” has the meaning set forth in Section 1.8(a).

“Open Source Technology” means Software or other subject matter that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative, including any license that requires source code to be made available in connection with any license, sublicense or distribution of such Software.

“Order” means any writ, judgment, decision, decree, award, order, injunction, ruling or similar order of any federal, state or local court or Governmental Entity, in each case that is preliminary or final.

“Outbound License Agreement” means any Contract pursuant to which Seller or any of its Subsidiaries has: (1) granted or agreed to grant to any third party any right to use or otherwise practice or exploit, or has otherwise granted or agreed to grant any license, covenant, release, immunity or other right, in each case which is in effect as of the effective date of this Agreement, with respect to, any Seller Assigned Intellectual Property; or (2) provided any guarantee, warranty or indemnity to any third party with respect to non-infringement of any Intellectual Property Rights in relation to any Seller Interconnect Technology which is in effect as of the effective date of this Agreement, not in the ordinary course of business.

“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with (x) all divisionals, continuations, continuations-in-part, and foreign counterpart applications related to the foregoing, (y) all Patents, including foreign counterpart Patents, issuing on any Patent applications included in any of the foregoing, and (z) all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

“Permits” means all licenses, permits, franchises, approvals, certificates, waivers, concessions, exemptions, variances, Orders, certificates of occupancy, registrations, notices, authorizations or consents of, or filings with, any Governmental Entity or any other Person.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable; (ii) Encumbrances of landlords and Liens of carriers, warehousemen, mechanics and materialmen arising in the ordinary course of business consistent with past practice securing payments not yet due and payable; (iii) Encumbrances of record identified in any title reports delivered to Purchaser by Seller which Encumbrances (x) are not for an ascertainable monetary value, (y) are not attributable to the period of ownership of Seller, its Subsidiaries, and their predecessors, and (z) do not individually or in the aggregate materially affect the use of the properties or assets subject thereto or otherwise impair the business operations of Seller or its Subsidiaries thereat; (iv) non-exclusive licenses granted in the ordinary course of Seller’s business; (v) Encumbrances created by the Transaction Documents; and (vi) Encumbrances identified in Section 2.6(c)(ii) of the Seller Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

“Personal Property” means machinery, equipment, networking equipment, personal computers, tools, telephone numbers, motor vehicles, furniture, furnishings, fixtures, leasehold improvements, office equipment, inventory, supplies, plant, spare parts, and all other tangible personal property.

“Post-Closing Covenants” has the meaning set forth in Section 8.1(a).

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

“Property Tax” has the meaning set forth in Section 5.4(a).

“Purchase Price” has the meaning set forth in Section 1.5(a).

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Employer” has the meaning set forth in Section 5.3(a).

“Purchaser Indemnification Claim” has the meaning set forth in Section 8.3(a).

“Purchaser Indemnitees” has the meaning set forth in Section 8.2(a).

“Related Subsidiary” means each direct or indirect Subsidiary of the Company that is related to the operation or conduct of the Interconnect Program or that has an ownership interest in any of the Purchased Assets or the Seller Licensed Intellectual Property.

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, employees, counsel, advisors, auditors, agents, consultants, bankers and other representatives.

“Required Approvals” has the meaning set forth in Section 6.1(b).

“Retention Bonus Pool” has the meaning set forth in Section 1.6.

“Seller” has the meaning set forth in the Preamble.

“Seller Assigned Intellectual Property” means the Assigned Patents, Assigned Technology, and Assigned Trademarks.

“Seller Disclosure Schedule” has the meaning set forth in the introduction to Article II.

“Seller Employee Liabilities” means any and all Liabilities, whenever or however arising, including all costs and expenses relating thereto arising under Contract, Law, Permit, or Action before any Governmental Entity, Order or any award of any arbitrator of any kind, relating to any Employee Plan, Employment Arrangement or otherwise relating to an Employee and his or her service or employment with Seller, its Subsidiaries, or any of their ERISA Affiliates.

“Seller Indemnification Claim” has the meaning set forth in Section 8.3(b).

“Seller Indemnitees” has the meaning set forth in Section 8.2(b).

“Seller Intellectual Property” means the Seller Assigned Intellectual Property and Seller Licensed Intellectual Property.

“Seller Interconnect Technology” means all of the Seller Interconnects and the following products, services, hardware and software, to the extent that they are part of or directly and primarily used in the development of the Seller Interconnects (such products, services, hardware and software, the “Enabling Technology”): the Leo test semiconductor device, adapters, switches, routers (including adaptive routing hardware), block transfer engines, netlink blocks, tiles, and network interface cores (including, in all such cases, as implemented in semiconductor devices); all protocols, architecture, topology, network routing capabilities, error handling mechanisms, reset mechanisms and user and kernel accessible registers, and programmability provided with or for or related to any of the foregoing; the Software used and distributed by Seller or any of its Subsidiaries for its hardware abstraction layer for Aries and Pisces (known as the GHAL); all predecessor technologies and all research and development directed towards successor or substitute technologies to or for any of the foregoing; components for any of the foregoing; and all related design files, physical design elements, verification tools, diagnostics and other development, design, test, and validation hardware and Software tools and environments. Notwithstanding the foregoing, in no event shall Seller Interconnect Technology include any Excluded Seller Interconnect Technology.

“Seller Interconnects” means: (a) the network interconnect devices known as SeaStar, SeaStar2, SeaStar2+, Gemini, Aries and Pisces; and (b) any other device or portion of a device developed or under development or acquired at any time prior to the Closing by or on behalf of Seller or any of its Subsidiaries, the primary function of which is (or was designed to be) substantially the same as the primary function of any of the devices identified in clause (a), regardless of whether or not such other device or portion of a device is or has been completed, productized, or commercialized, and regardless of whether or not it is a predecessor, successor or substitute technology to or for any of the devices identified in clause (a).

“Seller License Agreements” has the meaning set forth in Section 2.10(f)(iii).

“Seller Licensed Intellectual Property” has the meaning set forth in the License Agreement for Seller Licensed Intellectual Property.

“Seller Mask Works” means the Mask Works that are included in the Seller Assigned Intellectual Property.

“Seller Parties” has the meaning set forth in the Preamble.

“Seller Permits” has the meaning set forth in Section 2.4(b).

“Seller Proprietary Aries/Pisces Technology” has the meaning set forth in Section 5.13.

“Seller Software” means the Software that is included in the Seller Intellectual Property.

“SIG” has the meaning set forth in Section 2.10(o).

“Software” means all (i) computer programs and other software, including firmware and microcode, and including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof;

(ii) computerized Databases and other computerized compilations and collections of data or information, including all data and information included in such Databases, compilations or collections; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons related to any of the foregoing; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Software Escrow Agreement” means the escrow agreement entered into among Purchaser, the Seller Parties, and the Escrow Agent substantially in the form attached hereto as Exhibit G.

“Specified Claims Expiration Date” has the meaning set forth in Section 8.1(b)(i).

“Subsidiary” of Seller, Purchaser or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which Seller, Purchaser or any such other Person, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, fifty percent (50%) or more of the shares of capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity).

“Tax” means (i) all direct and indirect statutory, governmental, federal, provincial, state, local, municipal, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, , social security, employee-related contributions, excise, stamp, occupation, premium, property, unclaimed property, escheat, windfall profits, customs, duties or other taxes, contributions, rates, levies, fees, assessments or charges of any kind whatsoever, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any Liability for payment of amounts described in clause (i) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group for any period, or otherwise through operation of Law, and (iii) any Liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any written or electronic return, certificate, declaration, notice, report, statement, election, information statement and document filed or required to be filed with respect to Taxes, amendments thereof, and schedules and attachments thereto.

“Taxing Authority” means any Governmental Entity having authority with respect to Taxes.

“Technology Deposit Materials” has the meaning set forth in Section 5.12.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third Party Aries/Pisces Technology” means any Intellectual Property or Intellectual Property Rights arising from: (i) any Contract pursuant to which a third party has granted or agreed to grant to Seller any right to use or otherwise practice or exploit, or has otherwise granted or agreed to grant any license, covenant, release, immunity or other right with respect to, any such third party’s Intellectual Property or Intellectual Property Rights, which right remains in effect as of the effective date of this Agreement and which right is as of the effective date of this Agreement practiced in connection with the use or development of the Aries or Pisces network interconnect technologies, and (ii) any other Contract pursuant to which any third-party Intellectual Property or Intellectual Property Rights are incorporated into or embodied in Aries or Pisces network interconnect technologies.

“Trade Secrets” means information and materials that (i) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

“Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, product and technology designations (e.g., product code names, feature and technology names, model numbers, SKU numbers, electronic labels, identification numbers), together with all goodwill associated with any of the foregoing.

“Transaction Documents” means this Agreement, the Seller Disclosure Schedule, the CNDA, the Transition Services Agreement, the Employment Agreements, the Non-Competition Agreements, the Software Escrow Agreement, the Market Development Fund Agreement in substantially the form attached hereto as Exhibit H, the Bill of Sale in substantially the form attached hereto as Exhibit I, the Intellectual Property Agreement, the License Agreement for Seller Licensed Intellectual Property, the Patent Assignment Agreement in substantially the form attached hereto as Exhibit J, the Trademark Assignment Agreement in substantially the form attached hereto as Exhibit K, the Collaboration Agreement in substantially the form attached hereto as Exhibit L and each of the other agreements, certificates, documents and instruments contemplated hereby and thereby, including all Schedules and Exhibits hereto and thereto.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means any statutory, governmental, federal, state, local, municipal, foreign and other transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, duty, registration, value-added, gross receipts, excise, and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred or that may be payable in connection with the sale or purchase of the Purchased Assets and the Transactions.

“Transferred Employee” means each Identified Employee who is offered and accepts compensation profiles and/or offers of employment as an employee pursuant to Section 5.3(a).

“Transition Services” means the services to be provided by Seller or its Affiliates to Purchaser or its designees, and by Purchaser or its Affiliates to Seller or its designees, pursuant to the Transition Services Agreement.

“Transition Services Agreement” means the agreement in substantially the form attached hereto as Exhibit D.

“Truth in Negotiations Act” means 10 U.S.C. § 2306a, as amended.

“WARN Act” has the meaning set forth in Section 2.9(f).

“Works of Authorship” means Software, register-transfer level and gate-level descriptions, netlists, documentation, scripts, verification components, test suites, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.